UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

XERIS BIOPHARMA HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

XERIS BIOPHARMA HOLDINGS, INC.
1375 West Fulton Street, Suite 1300
Chicago, Illinois 60607
NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
To be held June 4, 2026
Notice is hereby given that the 2026 Annual Meeting of Stockholders, or Annual Meeting, of Xeris Biopharma Holdings, Inc., a Delaware corporation, or the Company, will be held on June 4, 2026 at 8:00 a.m. Central Time. The Annual Meeting will be held virtually, both to increase accessibility and encourage participation from our stockholders. You will be able to attend and participate in the Annual Meeting online (see below for details regarding admission), where you will be able to listen to the meeting live, vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. The purposes of the Annual Meeting are the following:
1.To elect two Class II directors to our board of directors to serve until the 2029 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal;
2.To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026;
3.To approve, on a non-binding advisory basis, the compensation of our named executive officers; and
4.To transact any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Only Xeris Biopharma Holdings, Inc. stockholders of record at the close of business on April 14, 2026 will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.
To be admitted to the virtual Annual Meeting and vote your shares, you must register in advance at www.proxydocs.com/XERS prior to the deadline of Wednesday, June 3, 2026 at 5:00 p.m. Eastern Time and provide the control number as described in the Notice of Internet Availability of Proxy Materials or proxy card (if one was received). If your shares are held of record by a broker, bank or other nominee, you must follow the instructions from your broker, bank or other nominee. Upon completing your registration, you will receive further instructions via email, including unique links to access the Annual Meeting and to submit questions in advance of the Annual Meeting. Please see the “General Information” section of the proxy statement that accompanies this notice for more details regarding the logistics of the Annual Meeting, including the ability of stockholders to submit questions and technical details and support related to accessing the virtual platform.
We are pleased to take advantage of U.S. Securities and Exchange Commission, or SEC, rules that allow companies to furnish their proxy materials over the Internet. We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of our proxy materials and our 2025 Annual Report to Stockholders, or the 2025 Annual Report. The Notice contains instructions on how to access those documents and to cast your vote. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2025 Annual Report.
Your vote is important. Whether or not you are able to virtually attend the Annual Meeting, it is important that your shares be represented. Please vote as soon as possible, even if you plan to attend the Annual Meeting online, by completing, dating, signing and returning the proxy card (if one was received), or voting over the telephone or internet as instructed in the Notice. Even if you voted by proxy, you may still vote online if you attend the virtual Annual Meeting. Please note if your shares are held of record by a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee.

By order of the Board of Directors,

John Shannon
Chief Executive Officer and Director
Chicago, Illinois
April 23, 2026
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held Online on June 4, 2026: This proxy statement and our 2025 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxydocs.com/XERS.

TABLE OF CONTENTS

Page

GENERAL INFORMATION	1

PROPOSAL NO. 1 - ELECTION OF CLASS II DIRECTORS	5

CORPORATE GOVERNANCE	9

RELATED PERSON TRANSACTION POLICY AND PROCEDURES	15

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	16

DIRECTOR COMPENSATION	17

PROPOSAL NO. 2 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS XERIS' INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026	19

REPORT OF THE AUDIT COMMITTEE	21

PROPOSAL NO. 3 - APPROVAL, ON A NON-BINDING BASIS, THE COMPENSATION OF NAME EXECUTIVE OFFICERS	22

EXECUTIVE COMPENSATION	25

REPORT OF THE COMPENSATION COMMITTEE	36

PRINCIPAL STOCKHOLDERS	48

HOUSEHOLDING	50

STOCKHOLDER PROPOSALS	50

OTHER MATTERS	50

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2025 Annual Report on Form 10-K. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to Xeris Biopharma Holdings, Inc., 1375 West Fulton Street, Suite 1300, Chicago, Illinois 60607, Attention: Corporate Secretary. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 are also available on the SEC’s website at www.sec.gov.

XERIS BIOPHARMA HOLDINGS, INC.
PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 4, 2026
GENERAL INFORMATION
This proxy statement contains information about the 2026 Annual Meeting of Stockholders, or the Annual Meeting, of Xeris Biopharma Holdings, Inc., which will be held on June 4, 2026 at 8:00 a.m. Central Time. The Annual Meeting will be held virtually, both to increase accessibility and encourage participation from our stockholders. You will be able to attend and participate in the Annual Meeting online (see below for details regarding admission), where you will be able to listen to the meeting live, vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. The board of directors of Xeris Biopharma Holdings, Inc. is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, the terms “Xeris,” “we,” “us,” and “our” refer to Xeris Biopharma Holdings, Inc. and its consolidated subsidiaries, as appropriate. References to “Strongbridge” refer to Strongbridge Biopharma Limited (f/k/a Strongbridge Biopharma plc). The mailing address of our principal executive offices is Xeris Biopharma Holdings, Inc., 1375 West Fulton Street, Suite 1300, Chicago, Illinois 60607.

When will the proxy statement and the accompanying materials be made available to stockholders?
We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April 23, 2026, we intend to begin mailing a Notice of Internet Availability of Proxy Materials, or Notice to stockholders of record entitled to vote at the Annual Meeting.
Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, for most stockholders, we are providing access to our proxy materials over the Internet rather than printing and mailing our proxy materials. We believe following this process will expedite the receipt of such materials and will help lower our costs and reduce the environmental impact of printing our Annual Meeting materials.
We intend to mail the Notice to holders of record on or about April 23, 2026. The Notice provides instructions as to how stockholders may access and review our proxy materials on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials be sent to them by mail or electronically by e-mail. There is no charge to request a copy, but in order to receive a paper package in time for the Annual Meeting, you must make the request on or before May 22, 2026.
Who is soliciting my vote and what is the cost?
We will pay the cost of soliciting proxies. Brokers, banks and other nominees will be requested to forward proxy soliciting material to the owners of stock held in their names, and we may reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials. If you choose to access the proxy materials or vote over the Internet or via telephone, you are responsible for any Internet access charges or telephone charges that you may incur.
Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, telephone, personal conversations, e-mails, or otherwise. We have hired Mediant Communications Inc. to assist us in the distribution of proxy materials and the solicitation of votes for a services fee, plus customary disbursements, which are not expected to exceed $40,000.
When is the record date for the Annual Meeting?
The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on April 14, 2026.

How many votes can be cast by all stockholders?
Only shareholders of record at the close of business on April 14, 2026, or the Record Date, will be entitled to vote at the Annual Meeting. If, on the Record Date, your shares were registered directly in your name with our transfer agent, then you are a shareholder of record. If, on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and your brokerage firm, bank or other similar organization should provide you with instructions. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account.
There were 172,625,762 shares of our common stock, par value $0.0001 per share, outstanding on April 14, 2026, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. None of our shares of undesignated preferred stock were outstanding as of April 14, 2026.
How is a quorum reached?
Our Amended and Restated Bylaws, or bylaws, provide that a majority of the outstanding shares entitled to vote, present in person or by remote communication, or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.
Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.
How many votes are needed to approve each proposal?
Under our bylaws, when a quorum is present at any meeting of stockholders, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Amended and Restated Certificate of Incorporation, or certificate of incorporation, or bylaws. Abstentions and broker “non-votes” do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner of the shares and the nominee cannot vote the shares because the matter is considered “non-routine” under New York Stock Exchange, or NYSE, Rules.

Proposal No.	Description
1	To be elected, the directors nominated via Proposal No. 1 must receive a plurality of the votes properly cast on the election of directors, meaning that the director nominees receiving the most “For” votes will be elected. If nominees are unopposed, election requires only a single vote “For” or more. Votes withheld and broker non-votes will have no effect on the election of directors.

2
To ratify the appointment of our independent registered public accounting firm via Proposal No. 2, the affirmative vote of a majority of the votes properly cast for and against the proposal is required. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote.

3
To approve our named executive officers’ compensation via Proposal No. 3, the affirmative vote of a majority of the votes properly cast for and against the proposal is required. Abstentions and broker non-votes will have no effect on the outcome of the vote. This proposal is non-binding and advisory.

How do I vote my shares without attending the Annual Meeting?
If you are a stockholder of record, you can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice, or, if you requested printed copies of the proxy materials by mail, you can vote by mailing, signing and dating your proxy card as described in the proxy materials. In order to be counted, proxies submitted by Internet or telephone must be received by the cutoff time of 11:59 p.m. Eastern Time on June 3, 2026. Proxies submitted by mail must be received by the corporate secretary before the start of the Annual Meeting. If you are a beneficial owner of shares held in street name, please follow the instructions from your broker, bank or other agent on how to vote.
If no voting instructions are given, how are votes counted?
If you are a shareholder of record and properly submitted your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit such a proxy without giving voting instructions, your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in your proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “routine” items but will not be allowed to vote your shares with respect to “non-routine” items. Under the rules and interpretations of the NYSE, we believe the election of directors and the advisory say-on-pay vote will be considered non-routine matters, while the ratification of the appointment of the Company’s independent registered public accounting firm will be considered a routine matter.
How can I attend and vote at the Annual Meeting?
You are entitled to attend the virtual Annual Meeting if you were a stockholder as of the close of business on the record date. To attend and participate in the Annual Meeting, stockholders will need to access the live audio webcast of the meeting. To do so, stockholders of record will need to visit www.proxydocs.com/XERS and use their 12-digit control number provided in the Notice and Access Card to login to this website, and beneficial owners of shares held in street name need to contact their broker, bank or other nominee well in advance of the Annual Meeting and follow the instructions provided by the broker, bank or other nominee that holds their shares.
To be admitted to the Annual Meeting and vote your shares, stockholders must register in advance at www.proxydocs.com/XERS prior to the deadline of Wednesday, June 3, 2026 at 5:00 p.m. Eastern Time and provide the control number located in the shaded gray box in the Notice or proxy card. Upon completing the registration, stockholders will receive further instructions via email, including a unique link to access the Annual Meeting. If you are a beneficial owner of shares held in street name, please follow the instructions from your broker, bank or other agent.
The live audio webcast of the Annual Meeting will begin promptly on June 4, 2026 at 8:00 a.m. Central Time. We encourage stockholders to login to the website and access the webcast before the Annual Meeting's start time. Online check-in will begin at 7:00 a.m., Central Time, and you should allow ample time for the check-in procedures.
Further instructions on how to attend, participate in and vote at the Annual Meeting, including how to demonstrate your ownership of our stock as of the record date, are available at www.proxydocs.com/XERS.
How do I submit questions at the Annual Meeting?
As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the meeting, in accordance with the Annual Meeting’s Rules of Conduct (noted below), that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. Only stockholders (including beneficial owners of shares held in street name) who log in using their unique 12-digit control number, which appears on the Notice and the instructions that accompany the proxy materials, will be able to ask questions at the Annual Meeting, by clicking the Q&A button on the virtual meeting platform and entering the question in the text box.
Following the Annual Meeting, we will post questions received during the meeting, and our responses thereto, on the Investor Relations section of our website. If we received questions that were repetitive as to a particular topic, we may combine our answers to those questions into one answer on our website.
The Annual Meeting’s Rules of Conduct, which outline established procedures for annual meetings, will be posted on www.proxydocs.com/XERS approximately two weeks prior to the date of the Annual Meeting. Please review the Rules of Conduct for further details.
How do I revoke my proxy?
You may revoke your proxy by (1) mailing a later dated proxy card (if one was received) that we receive before the start of the Annual Meeting or voting over the Internet or by telephone by the cutoff time of 11:59 p.m. Eastern Time on June 3, 2026, (2) attending and voting online at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself revoke a proxy), or (3) by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with our corporate secretary. Any written notice of revocation or subsequent proxy card must be received by our corporate secretary before the start of the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our corporate secretary or sent to our principal executive offices at Xeris Biopharma Holdings, Inc., 1375 West Fulton Street, Suite 1300, Chicago, Illinois 60607, Attention: Corporate Secretary.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or other nominee in order to find out how to change your vote.
Will a list of record shareholders as of the record date be available?
At least 10 days before the Annual Meeting, a list of the stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder will be open to the examination of any stockholder at the Company’s principal executive office. The list shall also be open to the examination of any stockholder during the whole time of the Annual Meeting on the Annual Meeting website.
How can I know the voting results?
We intend to announce preliminary voting results at the Annual Meeting and will publish final results, if available, in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.
How can I receive technical assistance at the Annual Meeting?
Beginning 15 minutes prior to the start of and during the virtual Annual Meeting, Mediant Communications Inc. will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support member that will be posted on the virtual stockholder meeting log-in page.
OVERVIEW OF PROPOSALS
This Proxy Statement contains three proposals requiring stockholder action:

Proposal No. 1 — Election of two Class II directors to our board of directors.

Proposal No. 2 — The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Proposal No. 3 — The approval, on a non-binding advisory basis, of the compensation of our named executive officers.

Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1 - ELECTION OF CLASS II DIRECTORS
Our board of directors currently consists of eight members. Dr. Jeffrey Sherman previously informed the board of directors of his decision to not stand for reelection as a director at the Annual Meeting, and his current term will expire at the Annual Meeting. Dr. Sherman’s decision to retire and not to stand for reelection was not because of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies, or practices. Our board of directors has approved the reduction in the size of the board of directors to seven members effective as of the expiration of Dr. Sherman’s term at the Annual Meeting.

There are three directors in Class II whose term of office expires at the Annual Meeting, including Dr. Sherman who has decided not to stand for reelection as a director at the Annual Meeting. In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The members of the classes are currently divided as follows:

Class I Directors	Class II Directors	Class III Directors
Terms expiring at the 2028 Annual Meeting	Terms expiring at the 2026 Annual Meeting	Terms expiring at the 2027 Annual Meeting
• BJ Bormann	• Dawn Halkuff	• John Shannon
• James Brady	• John Johnson	• Marla Persky
• Garheng Kong	• Jeffrey Sherman(1)

(1) Dr. Sherman will not be standing for reelection at the 2026 Annual Meeting.
Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our certificate of incorporation also provides that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares then entitled to vote in an election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.
Our board of directors has nominated Dawn Halkuff and John Johnson for election as the Class II directors at the Annual Meeting. The nominees are presently directors.
Each of the nominees has consented to being named as a nominee and, thus, indicated a willingness to continue to serve as directors, if elected. If the nominees become unable or unwilling to serve, however, the proxies may be voted for a substitute nominee selected by our board of directors. If elected, the Class II directors would serve for a three-year term ending at the annual meeting of stockholders to be held in 2029 or until his or her successor has been duly elected and qualified or until his or her earlier resignation, death or removal.
We have no formal policy regarding board diversity. Our priority in the selection of board members is identification of members who will further the interests of our stockholders through their established record of professional accomplishment, their ability to contribute positively to the collaborative culture among board members, and their knowledge of our business and understanding of the competitive landscape.
In addition to the information presented below regarding each of the nominees and continuing directors’ specific experience, qualifications, attributes and skills that our board of directors and our Nominating and Corporate Governance Committee considered in determining that he or she should serve as a director, we also believe that each of our directors has demonstrated business acumen, integrity and an ability to exercise sound judgment, as well as a commitment of service to our company and our board of directors.

Nominees for Election as Class II Directors
The following table identifies our Class II directors and sets forth their principal occupation and business experience during the last five years and their ages as of April 14, 2026.

Name	Positions and Offices Held with Xeris	Director Since	Age
Dawn Halkuff	Director	2021	55
John Johnson	Director	2021	68
Dawn Halkuff. Ms. Halkuff has served on our board of directors since October 2021 in connection with the Strongbridge acquisition. Prior to that, Ms. Halkuff served as a member of the board of directors of Xeris Pharmaceuticals, Inc. beginning in April 2018. Since December 2024, Ms. Halkuff has served as the Founder of Halkuff Enterprises, an independent consulting company, and as Chief Executive Officer of LiviWell, Inc., a women’s health company. From December 2021 until March 2024, Ms. Halkuff served as the chief executive officer of Ideal Protein of America, Inc., or Ideal Protein, a weight loss company based in Quebec, Canada. During her tenure, following a voluntary petition for bankruptcy protection under the Companies’ Creditors Arrangement Act (Canada) in the Québec Superior Court in August 2023, Ideal Protein filed a petition for recognition under Chapter 15 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court in October 2023, resulting in a court-supervised sale of the business. From November 2016 to September 2021, Ms. Halkuff served as the chief commercial officer of TherapeuticsMD, Inc., a pharmaceutical company. Prior to that, Ms. Halkuff held numerous senior level positions at Pfizer Inc., a biopharmaceutical company, and the Pfizer Consumer Healthcare Wellness Organization and was a member of its Consumer Global Leadership Team, including in roles as senior vice president, global wellness, vice president, women's health sales and marketing and senior director, women's health products. Prior to that, Ms. Halkuff was the commercial lead for sales and marketing of the Pfizer Women's Health Division. From 2005 to 2010, Ms. Halkuff was head of global innovation at Weight Watchers International. Ms. Halkuff has a B.A. degree in psychology from the University of Connecticut and an M.B.A. from Pennsylvania State University. We believe Ms. Halkuff is qualified to serve on our board of directors because of her experience in the industry in which we operate.
John H. Johnson. Mr. Johnson has served on our board of directors since October 2021 in connection with the Strongbridge acquisition. Prior to that, Mr. Johnson had served on the board of directors of Strongbridge from March 2015, and as the Chief Executive Officer of Strongbridge from July 2020 to October 2021. Previously, Mr. Johnson served as the Executive Chairman of Applied Therapeutics, Inc. (acquired by Cycle Pharmaceuticals Ltd), a then publicly traded clinical stage biopharmaceutical company, from December 2024 to November 2025. Mr. Johnson served as a director of Reaction Biology Corp., a biotechnology company, from March 2022 to March 2025, and previously served as its Chief Executive Officer from March 2022 until December 2024. Mr. Johnson served as a board member of Melinta Pharmaceuticals, Inc. from July 2009 through September 2019, having served as Chief Executive Officer from February 2019 through August 2019 and as interim Chief Executive Officer from October 2018 until February 2019. Mr. Johnson has also been a member of the board of directors of Verastem, Inc. (also known as Verastem Oncology) since April 2020 and a member of the board of directors of AxoGen, Inc. since July 2021. From January 2012 until August 2014, Mr. Johnson served as the President and Chief Executive Officer of Dendreon Corporation and as its Chairman from January 2012 until June 2014. From January 2011 until January 2012, he served as the Chief Executive Officer and a member of the board of Savient Pharmaceuticals, Inc. From November 2008 until January 2011, From September 2009 to July 2011, Mr. Johnson served as Senior Vice President and President of Eli Lilly and Company’s Oncology unit. He was also Chief Executive Officer of ImClone Systems Incorporated, which develops targeted biologic cancer treatments, from August 2007 until November 2008, and served on ImClone’s board of directors until it was acquired by Eli Lilly in November 2008. From 2005 to 2007, Mr. Johnson served as Company Group Chairman of Johnson & Johnson’s Worldwide Biopharmaceuticals unit, President of its Ortho Biotech Products LP and Ortho Biotech Canada units from 2003 to 2005, and Worldwide Vice President of its CNS, Pharmaceuticals Group Strategic unit from 2001 to 2003. Prior to joining Johnson & Johnson, he also held several executive positions at Parkstone Medical Information Systems, Inc. (from 2000 to 2001), OrthoMcNeil Pharmaceutical Corporation (from 1993 to 2000) and Pfizer, Inc. (from 1983-1988). He also served as a director of various pharmaceutical corporations including Autolus Therapeutics from September 2021 to March 2024, Histogenics Corporation from November 2013 to February 2019, AVEO Pharmaceuticals, Inc. from February 2018 to February 2019, and Portola Pharmaceuticals, Inc. from March 2014 to July 2020. From January 2013 to August 2014, he served as a member of the board of directors for the Pharmaceutical Research and Manufacturers of America. Mr. Johnson also served on the Health Section Governing Board of Biotechnology Industry Organization from January 2013 to August 2014. Mr. Johnson holds a B.S. from the East Stroudsburg University of Pennsylvania. We believe Mr. Johnson is qualified to serve on our board of directors because of his experience in the industry in which we operate.

Directors Continuing in Office
The following table and biographies identify our directors continuing in office and set forth their principal occupation and business experience during the last five years and their ages as of April 14, 2026.

Name	Positions and Offices Held with Xeris	Director Since	Class and Year in Which Term Will Expire	Age
John Shannon	Chief Executive Officer and Director	2024	Class III - 2027	64
Marla Persky	Director and Chairperson	2021	Class III - 2027	70
BJ Bormann	Director	2021	Class I - 2028	67
James Brady	Director	2025	Class I - 2028	63
Garheng Kong	Director	2021	Class I - 2028	50
Class III Directors (Term Expires at 2027 Annual Meeting)
John Shannon. John Shannon has served on our board of directors and as Chief Executive Officer since August 2024. Previously he served as President and Chief Operating Officer from October 2021 to August 2024. Mr. Shannon joined Xeris Pharmaceuticals, Inc. in February 2017 as Chief Operating Officer and in August 2020, Mr. Shannon was appointed President of Xeris Pharmaceuticals, Inc. as well. Previously, from 2015 until its acquisition in 2016, Mr. Shannon served as chief executive officer and director for Catheter Connections, Inc. Prior to that, from 2012 until its acquisition in 2014, Mr. Shannon served as chief commercial officer for Durata Therapeutics, a biopharmaceutical company. From 2002 to 2012, he served as vice president and general manager of Baxter BioScience, a biopharmaceutical company. Mr. Shannon received a B.S. degree in biology with an emphasis in microbiology from Western Illinois University. We believe Mr. Shannon is qualified to serve on our board of directors because of his management and industry experience.

Marla S. Persky. Ms. Persky has served as chairperson of the board of directors since August 2024, and on our board of directors since October 2021 in connection with the Strongbridge acquisition. Prior to that, Ms. Persky served as a member of the board of directors of Xeris Pharmaceuticals, Inc. beginning in April 2018. Since 2014, Ms. Persky has served as the chief executive officer and president of WOMN LLC, a consulting and coaching organization. From 2005 to 2013, Ms. Persky was senior vice president, general counsel and corporate secretary of Boehringer Ingelheim Corporation, a pharmaceutical company, and prior to that spent 19 years with Baxter International Inc. in both legal and business roles. From October 2021 to February 2025, Ms. Persky served as a director of Panavance Therapeutics, Inc. Ms. Persky has served on the board of directors of Revolo Biotherapeutics Limited since July 2021. Ms. Persky was a director of Boehringer Ingelheim Corporation, a human and animal health pharmaceutical company, from 2007 to 2013 and of CYTYC Corporation (a women’s health diagnostic and device company acquired by Hologic Inc.) from 2003 until 2007. Ms. Persky has a B.S.S. degree in speech sciences from Northwestern University and a J.D. from Washington University School of Law. We believe Ms. Persky is qualified to serve on our board of directors because of her experience in the industry in which we operate.
Class I Directors (Term Expires at 2028 Annual Meeting)
BJ Bormann, Ph.D. Dr. Bormann has served on our board of directors since October 2021 in connection with the Strongbridge acquisition. Prior to that, Dr. Bormann served as a member of the board of directors of Xeris Pharmaceuticals, Inc., beginning in April 2018. Dr. Bormann served as the vice president of translational science and network alliances for The Jackson Laboratory, a nonprofit biomedical research institution from August 2017 until February 2024. From 2015 to 2017, Dr. Bormann served as the chief executive officer of Supportive Therapeutics, LLC, a pharmaceutical company. In 2015, Dr. Bormann served as the chief executive officer and as a director of Pivot Pharmaceuticals Inc., a biopharmaceutical company. Previously, Dr. Bormann served as the chief business advisor for NanoMedical Systems, Inc., a drug delivery company, from 2013 to 2015 and as the chief executive officer of Harbour Antibodies, a biopharmaceutical company, from 2013 to 2014. From 2007 to 2013, Dr. Bormann was a senior vice president, world-wide alliances, licensing and business development at Boehringer Ingelheim Pharmaceuticals, Inc., a pharmaceutical company. Dr. Bormann has served on the board of directors of BioLine Rx Ltd., a biopharmaceutical company since August 2013, and NanoMedical Systems Inc., a drug-delivery company, since July 2021. Dr. Bormann received her Ph.D. in biomedical science from the University of Connecticut Health Center and her B.Sc. from Fairfield University in biology. Dr. Bormann completed postdoctoral training at Yale School of Medicine in the department of pathology. We believe Dr. Bormann is qualified to serve on our board of directors because of her experience in the industry in which we operate.

James Brady. Mr. Brady has served on our board of directors since March 2025. From 1988 to 2018, Mr. Brady served in multiple leadership roles of increasing responsibility for AstraZeneca prior to his retirement in 2018. His more than thirty years of progressive experience at AstraZeneca included successful national, regional and global finance roles in corporate operations, manufacturing, commercial, marketing, market access, audit, international business, and biologics discovery and development. He most recently served as Chief Financial Officer of MedImmune, the biologics discovery and development division of AstraZeneca, from 2013 to 2018. During his tenure at MedImmune, biologics grew to represent more than half of the product development portfolio of AstraZeneca and five biologics were successfully brought to market. From March 2022 to

October 2025, Mr. Brady served as a member of the board of directors and as a member of the audit committee of the board of directors of Verona Pharma plc. From October 2021 to February 2025, Mr. Brady served as a director of Panavance Therapeutics, Inc. Mr. Brady is a Certified Public Accountant and previously worked at Arthur Andersen & Company. He holds a B.S. in Accounting from Saint Joseph’s University and an MBA from Drexel University. We believe Mr. Brady is qualified to serve on our board of directors because of his experience in the industry in which we operate.

Garheng Kong, M.D., Ph.D., M.B.A. Dr. Kong has served on our board of directors since October 2021 in connection with the Strongbridge acquisition. Prior to that, Dr. Kong served as the chairman of the board of directors of Strongbridge, beginning in July 2020. In July 2013, Dr. Kong founded, and has since served as managing partner of, HealthQuest Capital, a healthcare venture growth fund. Dr. Kong was a general partner at Sofinnova Ventures, a venture firm focused on life sciences, from September 2010 to December 2013. From May 2000 to September 2010, he worked at Intersouth Partners, a venture capital firm, serving most recently as a general partner. Dr. Kong has served on the board of directors of Laboratory Corporation of America Holdings since December 2013, and Lunit, Inc., a public biotechnology company listed on the Korean national exchange, since November 2021. Dr. Kong has also served on the Board of Smith+Nephew, a portfolio medical technology company, since September 2025. Dr. Kong previously served on the board of directors of Venus Concept, Inc., a global medical aesthetic technology company, from June 2017 until December 2024, Alimera Sciences, Inc., a pharmaceutical company that specializes in the commercialization and development of ophthalmic pharmaceuticals, from October 2012 to May 2023, Avedro, Inc., a commercial-stage ophthalmic medical technology company, from April 2017 to November 2019, Melinta Therapeutics, a pharmaceutical company formerly known as Cempra Pharmaceuticals, from September 2006 to June 2019, Histogenics Corporation, a public biotechnology company, from July 2012 to February 2019. Dr. Kong holds a B.S. from Stanford University and an M.D., Ph.D. and M.B.A. from Duke University. We believe Dr. Kong is qualified to serve on our board of directors because of his experience, including financial experience, in the industry in which we operate.

There are no material legal proceedings to which any of our directors is a party adverse to us or our subsidiaries or in which any such person has a material interest adverse to us or our subsidiaries.

Vote Required and Board of Directors’ Recommendation
To be elected, the directors nominated via Proposal No. 1 must receive a plurality of the votes properly cast on the election of directors, meaning that the director nominees receiving the most “for” votes will be elected. If nominees are unopposed, election requires only a single vote or more. Votes withheld and broker non-votes will have no effect on the election of directors.
Properly submitted proxies will be voted in favor of the above nominees unless a contrary specification is made in the proxy or at the meeting. The nominees have consented to serve as our directors, if elected. However, if the nominees are unable to serve, the proxies will be voted for the election of such substitute nominee as our board of directors may designate.
The proposal for the election of directors relates solely to the election of Class II directors nominated by our board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF DAWN HALKUFF AND JOHN JOHNSON AS THE CLASS II DIRECTORS, TO SERVE FOR A THREE-YEAR TERM ENDING AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN 2029.

CORPORATE GOVERNANCE
Director Nomination Process
Our Nominating and Corporate Governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board of directors, and recommending such persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.
The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by management, recruiters, members of the committee and our board. The qualifications, qualities and skills that our Nominating and Corporate Governance Committee believes must be met by a committee-recommended nominee for a position on our board of directors are as follows:
•Nominees should demonstrate high standards of personal and professional ethics and integrity.
•Nominees should have proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.
•Nominees should have skills that are complementary to those of the existing board.
•Nominees should have the ability to assist and support management and make significant contributions to our success.
•Nominees should have an understanding of the fiduciary responsibilities that are required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.
Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates. Any such recommendations should be submitted to our Corporate Secretary at our principal executive offices by December 24, 2026 and should include appropriate biographical and background material to allow the Nominating and Corporate Governance Committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder recommending the candidate as well as the name and address of the recommending stockholder. Stockholder director recommendations should be addressed to Xeris Biopharma Holdings, Inc., 1375 West Fulton Street, Suite 1300, Chicago, Illinois 60607, Attention: Corporate Secretary. Assuming that biographical and background material has been provided on a timely basis, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the Nominating and Corporate Governance Committee. If our board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting of stockholders. See “Stockholder Proposals” for a discussion regarding submitting stockholder proposals.
Director Independence
Applicable Nasdaq Stock Market LLC, or Nasdaq, rules require a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act. Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors has determined that all members of the board of directors, except John Shannon, are independent directors, including for purposes of the rules of Nasdaq and the SEC. In making such independence determinations, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers. Mr. Shannon is not an independent director because he is an executive officer of the Company.
Board Committees
Our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee operates under a charter and each committee reviews its respective charter at least annually. A current copy of the charter for each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is

posted on the corporate governance section of our website, https://www.xerispharma.com/investor-relations/governance/documents-charters.
Audit Committee
James Brady, Garheng Kong, and Marla Persky serve on the Audit Committee, which is chaired by Mr. Brady. Our board of directors has determined that each member of the Audit Committee and Mr. Brady is “independent” for audit committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and each has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Our board of directors has designated Mr. Brady as an “audit committee financial expert,” as defined under the applicable rules of the SEC. During the fiscal year ended December 31, 2025, the Audit Committee met four times. The report of the Audit Committee is included in this proxy statement under “Report of the Audit Committee.” The Audit Committee’s responsibilities include:
•reviewing and reassessing the adequacy of the Audit Committee charter;
•evaluating the performance of the Audit Committee;
•appointing, retaining, terminating, determining the compensation, overseeing the work, pre-approving all services, reviewing scope and staffing, requesting independence disclosures, evaluating qualifications, performance and independence, and establishing policies with respect to the potential hiring of the Company’s independent auditors and their current or former employees;
•reviewing the audit plan and annual audited financial statements, including alternative GAAP methods, internal controls, special audit steps, principals and procedures of presentation, effects of regulatory and accounting initiatives, and any difficulties or disagreement between management and the independent auditors;
•preparing the Audit Committee report;
•evaluating the performance, responsibilities, budget and staffing of the Company’s internal audit function, if any;
•discussing unaudited quarterly financial statements with management and independent auditors, the Company’s earnings press release, and the guidelines and policies that govern the assessment of the Company’s exposure to risk;
•reviewing and discussing with management and independent auditors, the Company’s risk assessment and management processes and controls, including with respect to financial, accounting, product development and commercialization, privacy, security, cybersecurity, competition, legal, compliance, intellectual property and regulatory risk exposures;
•establishing and reviewing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing or securities law matters;
•regularly providing reports to the board of directors;
•engaging independent counsel and such other advisors it deems necessary or advisable to carry out its responsibilities and powers;
•discussing with management and independent auditors legal and regulatory compliance matters; and
•reviewing and approving all related party transactions for potential conflict of interest situations.
All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.
Compensation Committee
BJ Bormann, Dawn Halkuff, and Jeffrey Sherman currently serve on the Compensation Committee, which is chaired by Dr. Bormann. Following the Annual Meeting, Dr. Sherman will cease to be a director of the Company, including as a member of the Compensation Committee. Our board of directors has determined that each member of the Compensation Committee is “independent” as defined in the applicable Nasdaq and SEC rules. During the fiscal year ended December 31, 2025, the Compensation Committee met eight times. The Compensation Committee’s responsibilities include:
•reviewing and reassessing the adequacy of the Compensation Committee charter;
•reviewing the Company’s processes and procedures for the consideration of director and executive compensation, compensation philosophy and peer group of companies against which to assess Company’s compensation programs and practices;
•reviewing the Company’s compensation policies and practices and assessing whether such policies and practices are reasonably likely to have a material adverse effect on the Company and support the strategies and objectives of the Company;
•establishing and overseeing the application of any Company policy for clawback, or recoupment, of incentive compensation;

•reviewing and approving or recommending to the board of directors, as appropriate, employment agreements, severance arrangements, change in control agreements or provisions and any special or supplemental benefit;
•establishing and overseeing compliance with any Company stock ownership guidelines for the Company’s Chief Executive Officer, or CEO, executive officers and non-employee directors;
•reviewing any compensation discussion and analysis to be included in the Company’s proxy statement or annual report on Form 10-K;
•preparing the Compensation Committee report;
•reviewing the results of any say-on-pay votes and say-on-frequency votes;
•overseeing engagement with stockholders and proxy advisory firms on executive compensation matters;
•performing periodic self-assessment and performance evaluations of the Compensation Committee;
•reviewing and approving grants and awards under incentive-based compensation plans and equity plans;
•reviewing and providing recommendations to the board of directors regarding policies and procedures for the grant of equity-based awards by the Company;
•overseeing and approving forms for the administration of all incentive compensation and equity-based plans for employees;
•reviewing and approving corporate goals and objectives that may be relevant to the compensation of the Company’s chief executive officer;
•evaluating the chief executive officer’s performance to determine short-term and long-term compensation;
•reviewing and approving, in consultation with the chief executive officer, the proposed compensation of all other officers of the Company;
•reviewing and providing recommendations to the board of directors regarding compensation of directors of the Company;
•overseeing management’s decisions regarding compensation of all members of senior management, other than the CEO and any officers of the Company;
•obtaining the advice of compensation consultants, legal counsel and other advisers;
•reviewing succession plans for key officers of the Company; and
•assisting the board of directors with its oversight of the Company’s policies and strategies relating to culture and human capital management.
Compensation Consultants
The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged the services of Aon Consulting, Inc. and its affiliates, or Aon, as an outside compensation consultant.
As requested by the Compensation Committee, in 2025, Aon’s services to the Compensation Committee included, assisting us in developing our peer group composition, analyzing benchmarking data with respect to our executives’ and certain non-executives’ overall individual compensation and providing information regarding current trends and developments in executive compensation, industry employee compensation retention practices, equity-based awards (including non-executive equity awards), severance agreements and employee stock purchase programs based on our peer group. Aon also provided benchmarking data related to certain service provider fees, proxy and governance trends and other environmental, social and governance matters.
All executive compensation services provided by Aon during 2025 were conducted under the direction or authority of the Compensation Committee, and all such work performed by Aon was approved by the Compensation Committee. Neither Aon nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. The Compensation Committee evaluated whether any work provided by Aon raised any conflict of interest for services performed during 2025 and determined that it did not.
Compensation Committee Interlocks and Insider Participation
As noted above, the Company’s Compensation Committee currently consists of BJ Bormann, Dawn Halkuff, and Jeffrey Sherman, each of whom served on the Company’s Compensation Committee in 2025. None of the members of the Compensation Committee in 2025 is currently or has been at any time one of our officers or employees. No executive officer currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more members of our board of directors serving as executive officers.

Nominating and Corporate Governance Committee
BJ Bormann, Dawn Halkuff, John Johnson, Marla Persky and Jeffrey Sherman currently serve on the Nominating and Corporate Governance Committee, which is chaired by Ms. Halkuff. Following the Annual Meeting, Dr. Sherman will cease to be a director of the Company, including as a member of the Nominating and Corporate Governance Committee. Our board of directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined in the applicable Nasdaq rules. During the fiscal year ended December 31, 2025, the Nominating and Corporate Governance Committee met four times. The Nominating and Corporate Governance Committee’s responsibilities include:
•reviewing and reassessing the adequacy of the Nominating and Corporate Governance Committee charter;
•undertaking performance evaluations of the Nominating and Corporate Governance Committee;
•recommending to the board of directors criteria for director membership and committee membership;
•establishing a policy with regard to the consideration of director candidates recommended by stockholders;
•recommending that the board of directors select the director nominees for election at each annual meeting of stockholders, in light of Nasdaq independence requirements;
•recommending to the board of directors the directors for appointment to committees;
•reviewing all stockholder nominations and proposals submitted to the Company;
•reviewing and assessing the adequacy of the Company's amended and restated certificate of incorporation and bylaws periodically and recommending any changes to the board of directors;
•developing, recommending to the board of directors, and reviewing a set of corporate governance guidelines, code of business conduct and ethics, and insider trading policy;
•overseeing annual evaluations of the board of directors and its committees;
•preparing and assembling materials or conducting continuing education sessions for directors on topics that will help them discharge their duties;
•exercising sole authority to retain and terminate any search firm used to assist in identifying director candidates; and
•overseeing and evaluating the Company’s environmental, social, and governance efforts and initiatives.
Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described in this proxy statement under the heading “Director Nomination Process.” See “Stockholder Proposals” for a discussion regarding submitting stockholder proposals.
Identifying and Evaluating Director Nominees. Our board of directors is responsible for filling vacancies on our board of directors and for nominating candidates for election by our stockholders each year in the class of directors whose term expires at the relevant annual meeting. The board of directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.
Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board of directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the board of directors’ approval to fill a vacancy or as director nominees for election to the board of directors by our stockholders each year in the class of directors whose term expires at the relevant annual meeting.
Board and Committee Meetings Attendance
The full board of directors met five times during 2025. During 2025, each member of the board of directors attended at least 75% or more of the aggregate of the total number of meetings of the board of directors (held during the period for which such person has been a director and excluding any meetings in which a director was an interested party) and the total number of meetings held by all committees of the board of directors on which such person served (during the periods that such person served).

Director Attendance at Annual Meeting of Stockholders
It is the Company’s policy to invite directors to attend the Annual Meeting of Stockholders to the extent practicable. James Brady and Marla Persky attended the annual meeting of stockholders in 2025.
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale, and/or other disposition of our securities by directors, officers, and employees, which we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations and the applicable exchange listing standards. In addition, with regard to the company's trading in its own securities, it is the company's policy to comply with the federal securities laws and the applicable exchange listing requirements. Any waiver of our insider trading policy by our chief legal officer or Audit Committee must be reported to the board of directors of the Company.
Stock Ownership Guidelines
The board of directors has adopted stock ownership guidelines (“Stock Ownership Guidelines”) for the non-employee directors of our board of directors to promote ongoing alignment between our directors and stockholders. The Stock Ownership Guidelines require that by the fifth anniversary of the guideline’s effective date (i.e., February 28, 2023) or the fifth anniversary of an individual becoming subject to the guidelines (whichever is later), that director is required to hold a number of shares of our common stock equivalent in value to three times of the directors annual cash retainer.
The Stock Ownership Guidelines provide that the following shares or share equivalents count towards satisfaction of the guidelines:
•shares owned outright by the director;
•shares underlying vested time-based restricted stock units that are held or deferred;
•shares underlying unvested time-based restricted stock units; and/or
•shares “beneficially owned” by the director that are held in a grantor trust (or similar instrument) for the benefit of the director and/or his or her immediate family members, but only to the extent that the director has the power to vote and dispose of such Shares.
Other unvested equity awards and vested and unexercised stock options do not count toward satisfaction of the guidelines. Until the required ownership level is reached, non-employee directors are required to retain at least 50% of the shares, net of applicable taxes and the payment of any exercise or purchase price (if applicable), received upon the exercise, vesting, or settlement of equity awards granted to the non-employee director. Once the requisite level has been achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to the Stock Ownership Guidelines.
As of December 31, 2025, all of the non-employee directors were in compliance with, or within the five-year grace period under, the Stock Ownership Guidelines.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A current copy of the code is posted on the corporate governance section of our website, which is located at https://xerispharma.com/investor-relations/governance/documents-charters. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.
Board’s Leadership Structure and Role in Risk Oversight
Mr. Shannon serves as our chief executive officer and Ms. Persky as chairperson of the board. The board of directors believes that separating the positions of chairperson of the board of directors and Chief Executive Officer permits our Chief Executive Officer to focus on the day-to-day business and reinforces the independence of the board of directors in its fundamental role of providing advice to and independent oversight of management.
Risk is inherent to every business, and how well a business manages risk can ultimately determine its success. We face a number of risk exposures, including major risk exposures, including financial, accounting, product development and commercialization, privacy, security, cybersecurity, competition, legal, compliance, intellectual property, and regulatory risk exposures. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
Our board of directors reviews the long- and short-term internal and external risks we face through its participation in long-range strategic planning, and ongoing reports from various committees that address risks inherent in their respective areas of oversight. On an ongoing basis, the board of directors and management identify key long- and short-term risks, assess their potential impact and likelihood, and, where appropriate, implement operational measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation. The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, for example, the Audit Committee reviews cybersecurity risks. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
Communication with the Directors of Xeris Biopharma Holdings, Inc.
Any interested party with concerns about our company may report such concerns to the board of directors, the Audit Committee, or the chairperson of our board of directors and chairperson of our Nominating and Corporate Governance Committee, by submitting a written communication to the attention of such director or directors at the following address:
c/o Xeris Biopharma Holdings, Inc.
1375 West Fulton Street, Suite 1300
Chicago, Illinois 60607
United States
You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.
A copy of any such written communication may also be forwarded to Xeris’ Chief Legal Officer and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with Xeris’ legal counsel, with independent advisors, with non-management directors, or with Xeris’ management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.
Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded to the appropriate committee chair or other members of the board of directors than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.
The Audit Committee oversees the procedures for the receipt, retention, and treatment of complaints received by Xeris regarding accounting, internal accounting controls, auditing or securities law matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls, auditing or securities law matters. Xeris has also established a toll-free telephone number for the reporting of such activity, which is (866) 693-2184.
Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees the annual board and committee evaluation process. Generally, the board and each committee conduct self-evaluations by means of written questionnaires completed by each director and committee member. The anonymous responses are summarized and provided to the board and each committee at their next meetings in order to facilitate an examination and discussion by the board and each committee of the effectiveness of the board and committees, board and committee structure and dynamics, and areas for possible improvement. The Nominating and Corporate Governance Committee establishes the board and committee evaluation process each year and may determine to use an independent third-party evaluation process from time to time in the future.

RELATED PERSON TRANSACTION POLICY AND PROCEDURES
The Company has adopted a written Related Person Transaction Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” For purposes of the Company's policy only, a “related person transaction” is any transaction in which the Company is a participant and a “related person” has a direct or indirect material interest. A related person is any director or executive officer, director nominee, or more than 5% shareholder of the Company, including any of their immediate family members.
Under the policy, where a transaction has been identified as a related person transaction, the Audit Committee reviews the material facts of such related person transaction for consideration and approval or ratification. In reviewing any related person transaction, the audit committee is required to take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to the Company than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the related person transaction. In connection with its review of any related person transaction, the Company is required to provide the Audit Committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of the Company in connection with such related person transaction. Certain related party transactions have been deemed to be pre-approved by the Audit Committee pursuant to the Company’s Related Person Transaction Policy. For example, transactions with another company, other than an acquisition by the Company of that company, if the only relationship that the related person has with such company is as a non-executive employee, director or beneficial owner of less than 10% of such company’s shares, provided that the aggregate amount involved in such transaction does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues and that the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances are deemed pre-approved under the policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Transactions
Other than the compensation agreements and other arrangements described under the “Executive Compensation” and the “Non-Employee Director Compensation” sections in this proxy statement and the transactions described below, since January 1, 2025, there has not been and there is not currently proposed any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, a holder known to us to beneficially own five percent or more of our voting securities or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.
Agreements with Stockholders
In connection with Xeris Pharmaceuticals, Inc.’s Series C preferred stock financing, it entered into investors’ rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with certain holders of its preferred stock and certain holders of our common stock. These stockholder agreements were terminated in connection with Xeris Pharmaceuticals, Inc.’s initial public offering, except for the registration rights granted under its investors’ rights agreement.
Limitation of Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that limit or eliminate the personal liability of our directors to the fullest extent permitted by the Delaware General Corporate Law, or the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•any transaction from which the director derived an improper personal benefit.
These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.
In addition, our bylaws provide that:
•we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•we will advance expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.
We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors, our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law, including by indemnifying these individuals for certain expenses (including attorneys' fees), judgments, fines and settlement amounts (if such settlement is approved by the Company in advance) incurred in connection with any action or proceeding arising out of that person's services as a director or executive officer brought on behalf of us or in furtherance of our rights. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available.
We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Policy
Under our non-employee director compensation program, we pay our non-employee directors a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chairperson of each committee receives an additional retainer for such service as set forth below. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our board of directors or such committee.
Cash
Our annual non-employee director cash compensation arrangement for 2025 was as follows:

Non-Employee Director Service	Cash Retainer ($)
Board member	$50,000

Supplemental Retainers
Chairperson:
Board	40,000
Audit Committee	20,000
Compensation Committee	18,000
Nominating and Corporate Governance Committee	10,000
Member:
Audit Committee	10,000
Compensation Committee	9,000
Nominating and Corporate Governance Committee	5,000
Effective January 1, 2026, our board of directors amended our non-employee director compensation program to increase the annual fee for Non-Executive Chairperson of the Board, Compensation Committee chair, and Compensation Committee member to $45,000, $20,000, and $10,000, respectively.

Equity
Our non-employee director compensation policy provided that each new non-employee director elected or appointed to our board of directors would be granted 100,000 restricted stock units upon on the date of such director’s election or appointment to the board of directors, or the Initial Grant. Such restricted stock units would vest annually over three years, subject to continued service as a director through such vesting date(s). On the date of each annual meeting of stockholders of our company, each non-employee director, other than a director receiving an Initial Award, would be granted an additional 50,000 restricted stock units, or the Annual Grant, which vests in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next annual meeting subject to continued service as a director through such vesting date(s). All outstanding equity awards held by non-employee directors will fully vest and become exercisable or non-forfeitable upon a Sale Event (as defined in the Company’s 2018 Stock Option and Incentive Plan or any other equity incentive plan under which the award is granted).

Effective January 1, 2026, our board of directors amended our non-employee director compensation program such that the Initial Grant and Annual Grant shall each be made in the form of 50% restricted stock units and 50% non-qualified stock options having a combined aggregate fair value of approximately $450,000 and $300,000, respectively.
We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our board of director and committee meetings.
This program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

Non-Employee Director Compensation Table - 2025
The table below shows all compensation paid to our non-employee directors during 2025.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
BJ Bormann (2)	73,000	221,500	294,500
Dawn Halkuff (2)	69,000	221,500	290,500
Marla Persky (2)	105,000	221,500	326,500
Jeffrey Sherman (2)	64,000	221,500	285,500
Garheng Kong (2)	60,000	221,500	281,500
John Johnson (2)	55,000	221,500	276,500
James Brady (2)	48,984	558,000	606,984
John Schmid (2)(3)	33,857	—	33,857
Ricki Fairley (2) (4)	12,500	—	12,500
(1) Amounts represent annual fees earned for services on our board of directors rendered by each member of the board of directors.
(2) The amounts reported in the Stock Awards column represent the grant date fair value of the restricted stock units awards granted to our non-employee directors as of the grant date as computed in accordance with Accounting Standards Codification Topic 718 issued by the Financial Accounting Standards Board, not including any estimates of forfeitures. The assumptions used in calculating the grant date fair value of the restricted stock units awards reported in the Stock Awards column are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 2, 2026. Note that the amounts reported in this column reflect the accounting cost for these restricted stock units awards and do not correspond to the actual economic value that may be received by our non-employee directors from the restricted stock units awards. As of December 31, 2025, the aggregate number of stock options and restricted stock units held by each non-employee director is as follows:

Non-Employee Director	Stock Options	Restricted Stock Units
BJ Bormann	87,106	50,000
Dawn Halkuff	87,106	50,000
Marla Persky	87,106	50,000
Jeffrey Sherman	149,826	50,000
Garheng Kong	138,730	50,000
John Johnson	207,330	50,000
James Brady	—	100,000
John Schmid	92,676	—
Ricki Fairley	—	—

(3) Mr. Schmid did not stand for reelection at the 2025 Annual Meeting.
(4) Ms. Fairley resigned from our board effective March 28, 2025.

PROPOSAL NO. 2 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS XERIS'
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2026
Xeris’ stockholders are being asked to ratify the appointment by the Audit Committee of the board of directors of Ernst & Young LLP as Xeris’ independent registered public accounting firm for the fiscal year ending December 31, 2026. Ernst & Young LLP has served as Xeris’ independent registered accounting firm since 2023.
The Audit Committee is solely responsible for selecting Xeris’ independent registered public accounting firm for the fiscal year ending December 31, 2026. Stockholder approval is not required to appoint Ernst & Young LLP as Xeris’ independent registered public accounting firm. However, the board of directors believes that submitting the appointment of Ernst & Young LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. If the selection of Ernst & Young LLP is ratified, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of Xeris and its stockholders.
A representative of Ernst & Young LLP is expected to participate in the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.
Independent Registered Public Accounting Firm Fees
Xeris incurred the following fees from Ernst & Young LLP for the audit of the consolidated financial statements and for other services provided during the years ended December 31, 2025 and December 31, 2024.

	2025	2024
Audit fees (1)	$1,033,000	$927,000
Audit-related fees (2)	—	—
Tax fees (3)	375,000	140,000
All other fees	7,000	8,000
Total fees	$1,415,000	$1,075,000
(1) Consists of fees for professional services rendered in connection with the audits of the Company’s annual financial statements for 2025 and 2024 and the reviews of the consolidated financial statements included in the Company’s quarterly reports on Forms 10-Q and registration statement filings and consents.
(2) There were no amounts billed or to be billed for 2025 and 2024 related to audit-related services.
(3) Tax fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. For 2025, tax fees included $262,000 for income tax compliance and $113,000 for international tax compliance. For 2024, these fees included $84,000 for income tax compliance and $56,000 for international tax compliance.
All fees described above were pre-approved by the Audit Committee.
Audit Committee Pre-approval Policy and Procedures
Our Audit Committee has adopted a policy and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee or the engagement is entered into pursuant to the preapproval procedure described below.
From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
Vote Required and Board of Directors’ Recommendation
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm via Proposal No. 2, the affirmative vote of a majority of the votes properly cast for and against this proposal is required. Shares that are voted “abstain” and broker non-votes, if any, will not affect the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” PROPOSAL NO. 2 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS XERIS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is appointed by the board of directors to assist the board of directors in fulfilling its oversight responsibilities with respect to (1) the integrity of Xeris’ financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of Xeris’ independent registered public accounting firm, (3) the performance of Xeris’ internal audit function, if any, and (4) other matters as set forth in the charter of the Audit Committee approved by the board of directors.
Management is responsible for the preparation of Xeris’ financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of Xeris’ financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of Xeris for the fiscal year ended December 31, 2025. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission. In addition, the Audit Committee received written communications from the independent registered public accounting firm concerning independence as required by the applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of Xeris be included in Xeris’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025, that was filed with the SEC.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF XERIS BIOPHARMA HOLDINGS, INC.
James Brady (Chair)
Garheng Kong
Marla Persky

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

PROPOSAL NO. 3 - APPROVAL, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are seeking an advisory, non-binding stockholder vote with respect to the compensation awarded to our named executive officers, referred to as a “Say-on-Pay” vote, as disclosed in this proxy statement in accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”). This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are aligned with our stockholders’ interests, consistent with current market practices, and designed to attract, retain, and incentivize our executive officers to achieve our strategic objectives.
Our stockholders voted on June 5, 2024, to hold an advisory vote every year to approve the compensation paid to our named executive officers, and we have adopted that approach and will continue that approach until the next required stockholder vote on the frequency of future non-binding advisory votes to approve the compensation of our named executive officers, which will occur at the annual meeting of stockholders to be held in 2030.
Based on the above, we request that stockholders approve on a non-binding, advisory basis, the compensation of our named executive officers as described in this proxy statement pursuant to the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2026 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.
Vote Required and Board of Directors’ Recommendation
To approve, on a non-binding advisory basis, our named executive officers’ compensation, the affirmative vote of a majority of the votes properly cast for and against the proposal is required. Abstentions and broker non-votes will have no effect on the outcome of the vote.
As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the board of directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers. Stockholders should be aware that this advisory vote occurs after significant named executive officer compensation decisions have been made in the current fiscal year. In addition, because the compensation elements integrate into an overall compensation package, it may not be possible or appropriate to change the compensation package to reflect the results of one year’s advisory vote on named executive officers’ compensation before the next annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” PROPOSAL NO. 3 TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Executive Officers
The following information identifies our executive officers and sets forth their current positions at Xeris and their ages as of April 14, 2026, followed by biographical information for each executive officer.

Name	Position	Age
John Shannon	Chief Executive Officer	64
Steven M. Pieper	Chief Financial Officer	49
Kevin McCulloch	President and Chief Operating Officer	63
Beth P. Hecht	Chief Legal Officer and Corporate Secretary	62
Anh T. Nguyen	Chief Medical Officer	51
John Shannon. Mr. Shannon has served as our Chief Executive Officer since August 2024. From October 2021 to August 2024, he served as our President and Chief Operating Officer in connection with the Strongbridge acquisition. Mr. Shannon joined Xeris Pharmaceuticals, Inc. in February 2017 as Chief Operating Officer and in August 2020, Mr. Shannon was additionally appointed President of Xeris Pharmaceuticals, Inc. Previously, from 2015 until its acquisition in 2016, Mr. Shannon served as chief executive officer and director for Catheter Connections, Inc. Prior to that, from 2012 until its acquisition in 2014, Mr. Shannon served as chief commercial officer for Durata Therapeutics, a biopharmaceutical company. From 2002 to 2012, he served as vice president and general manager of Baxter BioScience, a biopharmaceutical company. Mr. Shannon received a B.S. degree in biology with an emphasis in microbiology from Western Illinois University.
Steven M. Pieper. Mr. Pieper has served as our Chief Financial Officer since October 2021, in connection with the Strongbridge acquisition. Mr. Pieper joined Xeris Pharmaceuticals, Inc. in February 2017 as Vice President of Finance and was appointed as Chief Financial Officer in July 2021. Previously, from July 2015 to February 2017, Mr. Pieper held roles of increasing responsibility at Catheter Connections, Inc., including most recently as chief financial officer and chief operating officer. Mr. Pieper received a B.S. in finance and an accounting minor from DePaul University and an M.B.A. from the Quinlan School of Business at Loyola University Chicago
Kevin McCulloch. Mr. McCulloch has served as our President and Chief Operating Officer since August 2024. Mr. McCulloch joined Xeris Pharmaceuticals, Inc. in October 2018 as its Senior Vice President, Global Operations and Business Development, and was appointed Chief Commercial Officer of the Company in September 2021. Previously, Mr. McCulloch served as the president of Global Solutions at Hill-Rom and, prior to that, served as chief business oﬃcer for Water Street Healthcare Partners Pharmaceutical Holdings. From 2001 to 2016, Mr. McCulloch held roles of increasing responsibility at Baxter Healthcare, including general manager or president of the Global Services, Global Fluid Systems (GFS), Infusion Systems (IS), and Fenwal business units. From 1992 to 2000, Mr. McCulloch held roles of increasing responsibility at GD Searle in the fields of business development, marketing, and sales. He began his career as a territory sales representative with the Upjohn Company. Mr. McCulloch holds a B.S. in Biology from the University of Michigan and an M.B.A. from Northwestern University’s Kellogg School of Management.
Beth P. Hecht. Ms. Hecht has served as our Chief Legal Officer and Corporate Secretary since October 2021 in connection with the Strongbridge acquisition. Ms. Hecht joined Xeris Pharmaceuticals, Inc. in January 2018 as Senior Vice President, General Counsel and Corporate Secretary. Ms. Hecht has over thirty years of experience as a corporate executive and attorney in the life sciences industry. From 2012 to 2018, she was managing director and chief legal and administrative officer of Auven Therapeutics, a global biotechnology and pharmaceutical private equity firm. From November 2013 through November 2014, Ms. Hecht also served as corporate secretary and legal and compliance advisor at Durata Therapeutics, a biopharmaceutical company. Prior to that, she was senior vice president, general counsel and corporate secretary at the Sun Products Corporation from March 2009 through September 2012, and prior to that executive vice president and general counsel of MedPointe Healthcare, Inc., a pharmaceutical company. From March 2021 to March 2026, Ms. Hecht served on the board of directors of Iterum Therapeutics plc, a clinical stage pharmaceutical company, where she served on the audit and compensation committees. Additionally, from September 2015 through March 2021, she served on the board of directors for Neos Therapeutics, Inc., a pharmaceutical company, where she chaired the nominating and corporate governance committee. Ms. Hecht received a B.A. from Amherst College in 1985 and a J.D. from Harvard Law School.
Anh T. Nguyen, M.D. Dr. Nguyen has served as our Chief Medical Officer since February 2025. From May 2024 to February 2025, Dr. Nguyen served as Managing Director – Translational Medicine, Clinical Development, Medical Affairs at FoxBear Partners, LLC, an oncology biopharmaceutical strategy consultancy. Previously, Dr. Nguyen served as Vice President, Therapeutic Sector Lead – Rare Disease Musculoskeletal (Neuroscience) at Asklepios Biopharmaceutical, from 2021 to 2024, Medical Director with Xeris Pharmaceuticals, Inc. from 2017 to 2021, and Senior Medical Staff and Clinician – Special Volunteer at the National Institutes of Health (NIH) from 2012 to 2024. Prior to his time at Asklepios Biopharmaceutical and the NIH, Dr. Nguyen also held a medical director position at Baxter Healthcare Corporation. Additionally, Dr. Nguyen

previously served as a Robert Wood Johnson Foundation Health Policy Fellow on the United States Senate Committee on Health, Education, Labor, and Pensions from 2014 to 2016 and a Medical Officer at the United States Food and Drug Administration from 2011 to 2014. Dr. Nguyen has served as a board member of OutCare, a healthcare 501(c)(3) nonprofit since February 2022; a board member of Alnair Therapeutics, an early stage, privately held, pre-seed stage target oncology company since 2023; and as a board member of Renaissance Social Services, Inc., a community mental health center since 2020. Dr. Nguyen received an M.B.A from the University of Chicago, a M.D. from Rutgers New Jersey Medical School, and completed his residency and fellowship training in anesthesiology and cardiovascular anesthesia at Massachusetts General Hospital, Harvard Medical School.
There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors and executive officers was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors or executive officers and any other person or persons pursuant to which he or she is to be selected as a director or selected as an executive officer, respectively.
There are no material legal proceedings to which any of our executive officers is a party adverse to us or our subsidiary or in which any such person has a material interest adverse to us or our subsidiary.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis, or CD&A, describes the philosophy, objectives, and structure of our 2025 executive compensation program. This CD&A is intended to be read in conjunction with the tables following this section which provide compensation information for our Chief Executive Officer, or CEO, our Chief Financial Officer, and our other three most highly compensated executive officers who were serving in office as of the last day of 2025 (each a "named executive officer" or "NEO"):

Name	Position
John Shannon	Chief Executive Officer
Steven M. Pieper	Chief Financial Officer
Kevin McCulloch	President and Chief Operating Officer
Beth P. Hecht	Chief Legal Officer and Corporate Secretary
Anh T. Nguyen	Chief Medical Officer
Executive Summary
2025 was a transformational year for Xeris. Across the organization, we executed with discipline and focus, advancing our strategic priorities and driving measurable progress throughout the business. Most importantly, we have reached a defining milestone, financial sustainability introducing EBITDA as a new key measure of the company’s financial performance.
The Company outperformed its key financial targets, with both total product revenue and total revenue increasing by approximately 44%, and we remained adjusted EBITDA positive in every quarter of 2025. In addition, with a focus on our pipeline, development and readiness of XP-8121 advanced tremendously with expedited approval of our first Orange Book patent, significant and positive alignment with the U.S. Food and Drug Administration, or the FDA, and a strategic plan prepared to fully fund XP-8121 to and through commercialization.
2025 Compensation Highlights
Our compensation program is well-structured to incentivize our leadership team to focus on the strategic corporate objectives that, when achieved, will help to create stockholder value. To this end, we regularly evaluate and make changes to our executive compensation program to ensure that our approach aligns with stockholder interests as well as with competitive and appropriate pay practices for our industry.
The Compensation Committee has designed an executive compensation program that carefully balances our desire to attract, retain, and motivate the industry’s top talent, while focusing on creating long-term sustainable growth in stockholder value. We believe that the foundation of our program is a pay-for-performance philosophy.
After considering our overall performance and the degree of difficulty of the goals established for the year, our Compensation Committee determined that the strategic corporate objectives under our annual incentive plan were overachieved at 120% of target for all employees and NEOs. Following additional individual performance considerations and contributions to the strategic corporate objectives, the payout of our CEO and other NEOs annual incentive was 105% of target with individual payouts pro-rated based on time such person served as an employee. The equity awards in the form of time-based restricted stock units and stock appreciation rights were granted in January 2025 based on the Company’s strong performance in 2024 and the assessment of each NEO’s individual performance.
Our Executive Compensation Philosophy and Objectives
Our executive compensation philosophy aims to attract, retain, and motivate key executives to achieve our long-term objective of creating significant shareholder value through a continued focus on the growth of innovative products, new product development, and technology partnerships. In this regard, we set executive compensation with two principal goals: first, generally to align fixed compensation and variable compensation at the market competitive level; and second, to align a substantial portion of that compensation with the creation of long-term value for our shareholders.
Attracting and retaining key executives is particularly challenging in the biotechnology industry, where executives are required to remain focused and committed throughout years of product development, regulatory approvals, and, at times, financial instability.
Process for Setting Executive Compensation
Role of the Compensation Committee
The Compensation Committee has responsibility for establishing our executive compensation philosophy and the design of our executive compensation program, as well as for determining the level of compensation awarded to our NEOs. Information about the Compensation Committee, including its composition, responsibilities, and processes, can be found elsewhere in this proxy statement.
In addition to evaluating our executives’ contributions and performance in light of corporate objectives and individual performance, we also base our compensation decisions on market considerations. The Compensation Committee, with the help of its independent compensation consultant, benchmarks our cash and equity incentive compensation against programs available to executive officers in comparable roles at peer companies. Individual compensation pay levels may vary from this reference point based on recent individual performance and other considerations, including breadth of experience, the anticipated out-of-pocket costs and level of difficulty in replacing an executive with someone of comparable experience and skill, and the initial compensation levels required to attract qualified new hires.
Role of Independent Compensation Consultant
The Compensation Committee retained the services of Aon, part of the Human Capital Solutions, as its independent executive compensation consultant due to its analytical and compensation expertise in the biotechnology and pharmaceutical industry. In this capacity, Aon has advised the Compensation Committee on compensation matters related to the executive and director compensation programs. In 2025, Aon assisted the Compensation Committee with, among other things:
•executive and director market pay analysis;
•reviewing and suggesting changes to the compensation peer group;
•developing and refining of executive and director pay programs;
•summarizing market and regulatory landscape to inform proper pay governance practices; and
•generally advising the Compensation Committee on other relevant matters.
The Compensation Committee has the sole authority to engage and terminate Aon’s services, as well as to approve Aon’s compensation. Aon makes recommendations to the Compensation Committee but has no authority to make compensation decisions on our behalf or on behalf of the Compensation Committee. Aon reported to the Compensation Committee and had direct access to the Chair and the other members of the Compensation Committee.
The Compensation Committee conducted a specific review of its relationship with Aon in the past year and determined that Aon’s work for the Compensation Committee did not raise any conflicts of interest. Aon’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC, and Nasdaq.
Role of Management
To aid the Compensation Committee in its responsibilities, the CEO presents to the Compensation Committee his assessment of the performance and achievements for each of the NEOs (other than himself) for the prior year. The Compensation Committee gives considerable weight to the CEO’s performance evaluations of the other NEOs, since he has direct knowledge of the criticality of their work, performance, and contributions. The CEO does not participate in the Compensation Committee’s deliberations or decisions regarding his own compensation.
Use of Market Data and Peer Group Analysis
When considering executive compensation decisions, the Compensation Committee believes it is important to be informed as to the current compensation practices of comparable publicly held companies in the life sciences industry, especially to understand the competitive compensation required to attract and retain individuals with the necessary specific expertise and experience.
As in prior years, the Compensation Committee considered numerous factors when setting executive pay levels for 2025. While the Compensation Committee believes that referencing peer group compensation levels as part of the pay setting process is helpful in determining market competitive compensation for our executives, it does not tie any pay elements directly to specific benchmarks within the peer group. Instead, the Compensation Committee considers peer data as part of a market-check analysis that is used in conjunction with its assessments of numerous other factors, including: a review of industry survey data; employee knowledge, skill, and experience; individual performance and contribution; scope of current and expected future responsibilities; and any retention concerns.
2025 Peer Group
In September 2024, the Compensation Committee reviewed the members of our then-current peer group to determine if each peer company continued to be an appropriate reference point for purposes of making 2025 executive compensation decisions. The Compensation Committee considered several factors including industry sector, therapeutic focus, stage of clinical development, market capitalization, number of employees, and other qualitative factors in determining the relevant market comparators in the peer group for 2025.
More specifically, the peer group was developed from commercial biopharma companies with market capitalizations of up to $1.5 billion, revenue between $100.0 and $600.0 million, and employee headcount up to 1,000 employees.

Based on the aforementioned factors, in consultation with Aon, the Compensation Committee determined that the 2025 peer group would consist of the following 16 companies:

ADMA Biologics	Harrow, Inc.	Rhythm Pharmaceuticals
ANI Pharmaceuticals	Ironwood Pharmaceuticals	Travere Therapeutics
Aquestive Therapeutics	Karyopharm Therapeutics	UroGen Pharma
Assertio	MacroGenics	Y-mAbs Therapeutics
Coherus BioSciences	Mirum Pharmaceuticals
Collegium Pharmaceuticals	Ocular Pharmaceuticals
Deciphera Pharmaceuticals was acquired by ONO Pharmaceuticals in June 2024, therefore removed from the peer group. Ironwood Pharmaceuticals was subsequently added to the peer group for its “fit” relative to other companies in the peer group in terms of financial profile and business/products.
Compensation Risk Oversight
Our compensation program aims to avoid any incentives for executives to take imprudent risks that might harm us or our stockholders. Our Compensation Committee has reviewed the compensation program with regards to compensation-related risk and concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on us. The following features are noted as strong mitigating factors:
•Our compensation elements are a balanced mix of fixed and performance-based pay
•Our annual corporate bonus plan is based on a set of corporate goals set by management and approved by the board of directors
•We have an independent Compensation Committee
•The Compensation Committee has discretion to reduce or eliminate a payout under our annual senior executive cash incentive bonus plan
•The Compensation Committee engages with an independent compensation consultant
•Our long-term incentive equity grants vest over time; restricted stock units vest generally over three years of continuous service and stock appreciation rights vest generally over two years of continuous service
•We have a prohibition on hedging and pledging of our stock
Annual Say-on-Pay Vote on Executive Compensation
At our 2025 Annual Meeting of Stockholders, our "say-on-pay" proposal received support from approximately 88.9% of the votes cast by our stockholders on our executive compensation program. Our Compensation Committee reviewed the final 2025 "say-on-pay" vote results and determined that, given the significant level of support and the Compensation Committee's overall satisfaction with the program, no material changes to our executive compensation policies and programs were necessary at that time. In the future, we will continue to consider the outcome of our "say-on-pay" votes when making compensation decisions regarding our NEOs and determining compensation policies.
Elements of Compensation
Our overall executive compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a predictable source of income to our executives. Our variable performance-based elements are designed to reward performance at three levels: individual performance, actual corporate performance compared to annual business goals, and long-term stockholder value creation.
We compensate our executives principally through base salary, performance-based annual cash incentives, and equity awards. The objective of this approach is to remain competitive with other companies in our industry, while ensuring that our executives are given the appropriate incentives to achieve near-term objectives and at the same time create long-term stockholder value.
Components of Pay
The components of our executive compensation program consist primarily of elements that are available to all of our employees, including base salary, annual performance-based bonuses, long-term equity awards, and broad-based benefits.

Base Salary	Base salaries provide the only fixed pay element of our program and are set to be competitive with our peers, while reflecting an executive officer’s responsibilities, demonstrated performance, and expected future contributions.
Annual Performance-Based Bonuses	An annual cash incentive bonus pool is determined based on the achievement of certain corporate strategic goals. After the bonus pool is established, individual bonus amounts for NEOs other than the CEO are determined based on the CEO’s recommendation and the Compensation Committee’s consideration of their individual performance. The CEO’s bonus amount is entirely tied to strategic objectives, which are approved by the Compensation Committee.
Long-Term Equity Awards	Long-term equity awards provide a retention vehicle for our executives while incentivizing executives to deliver long-term stockholder value. For 2025, our NEOs were granted time-vesting restricted stock units (“RSUs”) and stock appreciation rights ("SARs") based on performance in 2024, and with respect to Dr. Nguyen, in connection with his appointment.
Broad-based Benefits	Broad-based benefits provide financial insurance and health and retirement support for our employees and reward them for the commitment we expect from them while employed by us.
Target Pay Mix
The Compensation Committee does not apply a specific formula for allocating total compensation among the various components. Instead, the Compensation Committee uses its judgment, in consultation with Aon, the Compensation Committee’s independent executive compensation consultant, to establish a mix of current, short-term, and long-term incentive compensation, and cash and equity compensation, for each NEO. As can be seen in the graphs below, a large percentage of executive pay is variable and “at-risk” (85% for the CEO, and 74% on average for other NEOs), meaning that value will only be received by the executive if corporate and stock price performance are strong. Our use of a substantial level of variable and “at risk” compensation supports our pay-for-performance culture and pay philosophy. The balance between these components may change from year to year based on corporate strategy and objectives, among other considerations.

For 2025, our NEOs had the following target pay mix1:
(1) Pay components in 2025 comprised of base salary, annual incentive cash (at target), RSUs, and SARs (based on share price on the January 31, 2025 grant date of $3.56 and the February 24, 2025 grant date of $3.76).

Governance Practices
The Compensation Committee regularly reviews best practices in executive compensation and uses the following guidelines to design our executive compensation programs:

What We Do		What We Don't Do
✔	Structure compensation practices to align with a peer group that reflects a similar business model to ours	×	Incentivize excessive risk-taking that would have a material adverse effect on our business or operations
✔	Align executive compensation with stockholder interests	×	No hedging of our stock
✔	Pay-for-performance philosophy and culture	×	No pledging of our stock
✔	Majority of pay is directly linked to company stock price performance	×	No guaranteed bonuses
✔	Comprehensive clawback policy	×	No backdating of stock option awards and no repricing of stock option or stock appreciation rights awards without stockholder approval
✔	"Double-trigger" change-in-control provisions	×	No supplemental executive retirement plans
✔	Perform an annual risk assessment of our compensation program	×	No executive-only perquisites
✔	Engage an independent compensation consultant	×	No excise tax gross ups
✔	Executives pay more for health insurance
Base Salaries
We provide our executive officers with a level of fixed cash compensation in the form of a base salary that reflects their scope of responsibility and organizational impact, as well as individual performance. In setting salaries for our executive officers, the Compensation Committee reviews independently prepared surveys of biotechnology industry compensation as well as other available information on base salaries in our peer group for executive officers in comparable positions.
When setting individual base salaries, considerations are given to the following:
•each executive officer’s position and specific responsibilities;
•recent individual performance;
•level and breadth of experience;
•achievement of corporate and strategic goals;
•a review of competitive pay levels at comparable positions at peer companies;
•retention considerations, including the anticipated level of difficulty in replacing an executive with someone of comparable experience and skill and loss of institutional knowledge; and
•the compensation levels required to attract and retain qualified new hires.
The Compensation Committee does not apply any specific formulas to determine increases in base salaries for our executive officers, but instead makes an evaluation of the aforementioned considerations. In setting base salaries for our executive officers (other than the CEO), the Compensation Committee will also consider the recommendation of the CEO and the CEO’s evaluation of each executive’s respective performance.

Based on the foregoing considerations, the Compensation Committee adjusted base salaries for our NEOs for 2025. For our NEOs employed as of the last day in 2025, base salaries as of December 31, 2025 were as follows:

Name	2025 Base Salary	% Change	Nature of Increase
John Shannon (1)	$748,000	10%	Annual Merit
Steven M. Pieper (2)	$507,407	5%	Annual Merit
Kevin McCulloch (3)	$546,000	5%	Annual Merit
Beth P. Hecht (4)	$519,149	5%	Annual Merit
Anh T. Nguyen (5)	$480,000	—%	N/A
(1) Mr. Shannon received a market adjustment of 10% as part of his annual base salary adjustment effective February 1, 2025 in order to bring his base salary closer to the 50th percentile of other similarly situated CEOs within the Company’s peer group.
(2) Mr. Pieper received a market adjustment of 5% as part of his annual base salary adjustment effective February 1, 2025.
(3) Mr. McCulloch received a market adjustment of 5% as part of his annual base salary adjustment effective February 1, 2025.
(4) Ms. Hecht received a market adjustment of 5% as part of her annual base salary adjustment effective February 1, 2025.
(5) Dr. Nguyen was hired as Chief Medical Officer effective February 24, 2025.

Annual Performance-Based Cash Incentives
We have awarded cash bonuses to our key executives, including the named executive officers, pursuant to the Company’s Senior Executive Cash Incentive Bonus Plan (the “Incentive Plan”). The Incentive Plan provides for a bonus payment based upon the attainment of corporate performance objectives established by the Compensation Committee at the beginning of each year. We believe that annual incentives hold executives accountable, reward executives based on actual business results, and help create a “pay-for-performance” culture.
2025 Incentive Opportunities
Under our Incentive Plan, every employee, including each NEO, has an established annual performance-based incentive target, which is equal to a percentage of the employee’s base salary. This percentage increases as levels of responsibility increase. A participant’s actual base earnings and target cash incentive opportunity as of the last day of the performance period are generally used to calculate earned incentives. The actual earned annual incentive amount, if any, is calculated based on the achievement of corporate and individual goals and objectives. For 2025, our NEOs had the following annual cash incentive target:

Executive	Target Annual Incentive (as % of base salary)
John Shannon	65%
Steven M. Pieper	45%
Kevin McCulloch	50%
Beth P. Hecht	45%
Anh T. Nguyen (1)	45%
(1) Dr. Nguyen joined the Company on February 24, 2025
2025 Performance Criteria
Annual incentives are based on two sets of objectives: corporate and individual performance. In determining the split of the target award as between corporate and individual performance, the Compensation Committee believes that the more senior position and operational responsibilities of the executive, the greater the percentage of his or her award that should be weighted to our corporate rather than individual achievement. For example, our CEO’s annual bonus under the Incentive Plan is based entirely on corporate achievement and not on individual achievement.
The Compensation Committee annually establishes key performance criteria, based upon the corporate strategic objectives for the year, and evaluates our performance against those criteria in its determination of whether annual bonuses will be paid to our employees. In establishing key performance criteria for the Incentive Plan, the Compensation Committee selects specific corporate strategic objectives directed primarily to the future success of our business and the creation of long-term stockholder value. For 2025, the Compensation Committee established the key corporate performance criteria to be used in determining annual incentives, including corporate strategic objectives based on profitability, growth, innovation, enterprise development, and people.
Once achievement versus corporate strategic objectives is determined, our CEO will evaluate the other executive officers’ individual achievement against these pre-established corporate strategic objectives and based on these evaluations, the

Compensation Committee will determine a percentage for each executive officer, which percentage will then be applied to the corporate performance percentage to determine the executive officer’s payout.
2025 Corporate Objectives
The bonus pool is calculated by multiplying each employee’s actual regular earnings in 2025 by their target bonus level at the end of the year. This formula accounts for new hire pro-ration.
In 2025, we successfully achieved and exceeded all of the key objectives that we set out to achieve. Our corporate objectives were directly aligned to three pillars of value creation – growth of innovative products, new product development, and technology partnerships which were the key drivers of our success as a company in 2025. Below are the details of our achievements relating to these three pillars and our corporate objectives:

2025 Corporate Objectives	Achievement	Weighting
Financial Discipline: Outstanding financial stewardship	130%	35%
Products Growth: Drive revenue growth across commercial products	115%	25%
Partnership Growth: Secure revenue contributions from partnership sources	100%	10%
Pipeline Development: Advance development of products and platform	120%	20%
People: Strengthen organizational capabilities	100%	10%

In determining achievement against our 2025 corporate objectives, our Compensation Committee considered the following key performance factors:
•Financial Stewardship
◦Generated $291.8 million in total revenue in 2025, exceeding our original guidance of $255.0 to $275.0 million
◦Successfully managed operating expenses to $182.4 million, which was below our corporate objective
◦Generated $39.3 million in cash in 2025 ending the year with $110.0 million
◦Generated $59.4 million of adjusted EBITDA(2) for the full year 2025
•Innovation and Revenue Growth
◦Generated $283.0 million in total product revenue, growing product revenue by approximately 43.9% compared to prior year, driven by strong growth of Recorlev® and Gvoke® in 2025
◦Recorlev® net revenue was $139.3 million - an increase of approximately 117% compared to the year ended December 31, 2024. This growth was due to increased patient demand
◦Gvoke® net revenue was $94.1 million - an increase of approximately 14% compared to the year ended December 31, 2024. The increase was due to higher patient demand and favorable net pricing
◦Keveyis® net revenue was $47.6 million - a decrease of approximately 4% compared to the year ended December 31, 2024. The decrease was due to unfavorable net pricing, partially offset by higher patient demand
•Pipeline Development
◦Delivered a renewed vision of XP-8121 at our first Investor Day that pegged peak sales from $1.0 billion to $3.0 billion and committed to the initiation of a first patient dosed in Phase 3 in the second half of 2026
◦Established a strategic plan to fully fund XP-8121 to and through commercialization
◦Received expedited approval of first Orange Book patent for XP-8121 ahead of Phase 3 Clinical Trial
◦Had positive interactions with the FDA
Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is GAAP net income (loss) before income tax (benefit) expense, plus interest and other income, less depreciation and amortization, interest expenses, share based compensation and debt refinancing fees.
(2) Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is GAAP net income (loss) before income tax (benefit) expense, plus interest and other income, less depreciation and amortization, interest expenses, share based compensation and debt refinancing fees.

•Organizational and Enterprise Development
◦Launched Mission, Vision, Values workshops to further strengthen our unique culture as the organization continues to grow
◦Developed and launched an in-house, state of the art leadership training program and trained 95% of leaders by year-end
◦Made significant advancements in enterprise systems, driving automation and efficiencies throughout the organization
After considering our performance versus these corporate objectives as well as the degree of difficulty involved in each of these objectives, the Compensation Committee approved a 120% corporate performance achievement level for all employees and NEOs for 2025.
Individual Objectives
Each NEO, other than the CEO, was responsible for working with the CEO in establishing individual objectives that directly aligned with the strategic corporate objectives. At the end of the year, the CEO and the Compensation Committee evaluated the individual achievements of each NEO against the established individual objectives as well as the strategic corporate objectives and assigned a performance score.
2025 Earned Annual Cash Incentives
After reviewing achievement versus the corporate objectives as outlined above, and the individual performance assessments, the Compensation Committee determined annual cash incentive amounts with respect to performance in 2025, as follows:

Executive	Target As Percentage of Base Salary	Cash Award Target		Corporate Performance Percentage	Individual Achievement Percentage		2025 Earned Award
John Shannon	65%	$482,517		120%	105%	(1)	$607,971
Steven M. Pieper	45%	$227,427		120%	105%		$286,558
Kevin McCulloch	50%	$271,917		120%	105%		$342,615
Beth P. Hecht	45%	$232,690		120%	105%		$293,189
Anh T. Nguyen	45%	$184,154	(2)	120%	105%		$232,034
(1) The Chief Executive Officer's award is 100% based on corporate performance. In recognition of Mr. Shannon's leadership in positioning the Company for a successful 2025, the Compensation Committee awarded Mr. Shannon an additional 5% thereby resulting in Mr. Shannon's 2025 bonus payout at 125%, consistent with the payout for our other NEOs.
(2) The bonus payout for Dr. Nguyen was determined on a prorated basis to account for his hire date, February 24, 2025.

Equity Awards
Equity compensation is a key component of our executive compensation program. Our equity incentive plans are designed to incentivize and retain our executive officers and other employees while aligning their long-term interests with the creation of long-term value for our shareholders.
At the beginning of each year, the Compensation Committee determines the size of equity grants based on performance during the prior fiscal year and according to each executive officer’s position. To do so, the committee references peer group data and practices as provided by Aon. The Compensation Committee also considers each executive’s recent performance history, his or her potential for future responsibility, and criticality of his or her work to the long-term success of our company, among other factors. The Compensation Committee has the discretion to give relative weight to each of these factors as it determines an appropriate size of equity grants.
In 2025, Stock Appreciation Rights were introduced for all NEOs because they provided an immediate value for driving stock price performance, aligning with the stockholders interests.
Annual Equity Awards
In consideration of the strong performance in 2024, the Compensation Committee approved equity awards for our NEOs with grant date of January 31, 2025. The following table sets forth the number of shares underlying the time-vesting RSUs and SARs granted to each NEO:

Executive	Restricted Stock Units (#)	Stock Appreciation Rights (#)
John Shannon	800,000	600,000
Steven M. Pieper	185,000	300,000

Kevin McCulloch	185,000	500,000
Beth P. Hecht	185,000	300,000
Anh T. Nguyen(1)	—	—
(1) Dr. Nguyen joined the Company on February 24, 2025 and therefore was ineligible for an annual equity grant.
Additionally, during the year Dr. Nguyen received the following one-time equity grants issued on February 24, 2025 in connection with the commencement of his employment with the Company:

Executive	Restricted Stock Units (#)	Stock Appreciation Rights (#)
Anh T. Nguyen	300,000	150,000
The time-vesting RSUs awarded to all NEOs will vest in three equal annual installments, with a final vesting date on the third anniversary of the grant date, in each case subject to continued employment through the vesting date. The SARs will vest in full on the second anniversary of the grant date and settle in cash.
Additional Compensation Policies and Practices
Clawback Policy
We have adopted an incentive compensation recoupment policy that is applicable to our executive officers, and such other of our senior executive team as may be determined by the Compensation Committee. If we determine that we must restate our financial results as reported in a periodic or other report filed with the SEC to correct an accounting error due to material noncompliance with any financial reporting requirement under the U.S. securities laws, we will seek to recover, at the direction of the Compensation Committee, after it has reviewed the facts and circumstances that led to the requirement of the restatement and the costs and benefits of seeking recovery, incentive compensation, both cash and equity-based, awarded or paid to an officer covered by the policy if a lower award or payment would have been made to such officer based on the restated financial results.
Anti-Hedging and Pledging Policies
Our insider trading policy prohibits all directors, officers, employees, and designated consultants and contractors from engaging in short sales, purchases or sales of puts, calls, or other derivative securities of the company or any derivative securities that provide the economic equivalent of ownership or otherwise engage in any hedging transaction with respect to the Company’s securities. Further, our insider trading policy prohibits all directors, officers, employees, and designated consultants and contractors from engaging in any transaction involving the pledging of our securities.
Perquisites and other Broad-Based Benefits
The Company does not have any formal executive perquisite programs. We offer employee benefit programs that are intended to provide financial protection and security for our employees and to reward them for the commitment we expect from them while employed by us. All of our named executive officers are eligible to participate in these programs on the same basis as our other employees.

These benefits include the following: medical, dental, and vision insurance; company-paid group life and accident insurance in an amount equal to one times the employee’s base salary up to $500,000; employee-paid supplemental group life and accident insurance up to $500,000; short- and long-term disability insurance; and a qualified 401(k) retirement savings plan with a company match on the first 4% of the participant’s eligible semi-monthly compensation contributed by the participant to the plan, subject to IRS contribution limits. The NEOs are also eligible to participate in the Company’s 2018 Employee Stock Purchase Plan (“2018 ESPP”).
Tax and Accounting Implications of Executive Compensation
Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1.0 million paid in any taxable year to certain current and former executive officers.
The Compensation Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating, and retaining key employees even if compensation paid under that program is not deductible in whole or in part.
Compensation Risk Assessment
We believe that although a portion of the compensation provided to our executive officers and other employees is based on goals and objectives, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Compensation Committee recommended to Xeris’ board of directors that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Xeris’ Annual Report on Form 10‑K for the year ended December 31, 2025.

By the Compensation Committee of the Board of Directors of Xeris Biopharma Holdings Inc.
BJ Bormann (Chair)
Dawn Halkuff
Jeffrey Sherman

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10‑K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.”

Executive Compensation Tables
Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by, or paid to each of our named executive officers for services rendered to us during the fiscal year ended December 31, 2025, 2024, and 2023, as applicable.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)		Total ($)

John Shannon	2025	742,334	2,848,000	838,615	607,971	5,664		5,042,584
Chief Executive Officer	2024	629,193	2,452,500	309,037	433,475	2,904		3,827,109
	2023	571,411	930,000	—	343,949	2,793		1,848,153

Steven M. Pieper	2025	505,393	658,600	419,307	286,558	4,232		1,874,090
Chief Financial Officer	2024	479,583	1,107,000	—	261,133	6,301		1,854,017
	2023	435,985	930,000	—	231,957	13,200		1,611,142

Kevin McCulloch	2025	543,833	658,600	698,846	342,615	27,079	(6)	2,270,973
President and Chief Operating Officer	2024	490,349	1,594,500	206,024	281,201	5,498		2,577,572

Beth P. Hecht	2025	517,089	658,600	419,307	293,190	7,088		1,895,274
Chief Legal Officer and Corporate Secretary	2024	491,732	1,845,000	—	267,748	8,345		2,612,825
	2023	460,601	434,000	—	221,800	13,042		1,129,443

Anh Nguyen	2025	409,231	1,128,000	218,945	232,034	12,438		2,000,648
Chief Medical Officer

(1) Represents salary earned during 2025, 2024 or 2023.
(2) Amounts reflect the grant date fair value of RSU awards granted in 2025, 2024 or 2023, in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of applicable awards.
(3) Amounts reflect the grant date fair value of SARs granted in 2025 or 2024, in accordance with ASC 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of applicable awards. None of our named executive officers received option awards in 2025, 2024 or 2023.
(4) The amounts reported reflect a cash bonus under the Incentive Plan awarded to named executive officers based on achievement of individual and company performance goals in 2025, 2024 or 2023, as applicable.
(5) Unless otherwise noted, the amounts reported reflect primarily the Company's matching contributions under its 401(k) plan.
(6) This amount includes a payout of Mr. McCulloch’s presidents' club trip of $21,437 and the Company's matching contribution under its 401(k) plan of $4,442.

Grants of Plan-Based Awards in Fiscal 2025
The following table shows for the fiscal year ended December 31, 2025, certain information regarding grants of plan-based awards to the named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
John Shannon	N/A	482,517	—	—	—	—
	1/31/2025	—	800,000	—	—	2,848,000
	1/31/2025	—	—	600,000	3.56	838,615
Steven M. Pieper	N/A	227,427	—	—	—	—
	1/31/2025	—	185,000	—	—	658,600
	1/31/2025	—	—	300,000	3.56	419,307
Kevin McCulloch	N/A	271,917	—	—	—	—
	1/31/2025	—	185,000	—	—	658,600
	1/31/2025	—	—	500,000	3.56	698,846
Beth P. Hecht	N/A	232,690	—	—	—	—
	1/31/2025	—	185,000	—	—	658,600
	1/31/2025	—	—	300,000	3.56	419,307
Anh T. Nguyen	N/A	184,154	—	—	—	—
	2/24/2025	—	300,000	—	—	1,128,000
	2/24/2025	—	—	150,000	3.76	218,945
(1) Represents the potential payouts to the named executive officers under the Incentive Plan assuming target performance is met. The Incentive Plan does not establish a minimum or maximum for these allocations, and therefore, the sub columns “Threshold ($)” and “Maximum ($)” are not applicable and have not been presented. Actual amounts paid to the named executive officers under the Incentive Plan are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” above.
(2) Represents time-vesting RSUs granted under the Company's 2018 Stock Option and Incentive Plan. Each RSU represents a contingent right to receive one share of the Company's common stock. These shares shall vest in equal annual installments over three years.
(3) Represents time-vesting SARs granted under the Company's 2018 Stock Option and Incentive Plan. The SARs will vest in full on the second anniversary of the grant date and settle in cash.
(4) Amounts reflect the grant date fair value of RSU and SAR awards in accordance with ASC 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of applicable awards.

Outstanding Equity Awards at 2025 Fiscal Year-End
The following table sets forth certain information concerning outstanding equity awards held by our named executive officers as of December 31, 2025.

	Option Awards					Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)	Market Value of Shares or Units of Stock that Have not Vested ($) (1)

John Shannon	01/31/2025 (2)	—	—	—	—	800,000	6,280,000
	01/31/2025 (3)	—	600,000	3.56	02/28/2028	—	—
	08/01/2024 (2)	—	—	—	—	166,666	1,308,328
	08/01/2024 (3)	—	300,000	2.43	09/01/2026	—	—
	01/31/2024 (2)	—	—	—	—	500,000	3,925,000
	01/31/2023 (2)	—	—	—	—	250,000	1,962,500
	08/26/2020 (4)	100,000	—	3.94	08/30/2030	—	—
	01/31/2019 (4)	80,000	—	13.88	01/31/2029	—	—
	05/15/2018 (5)	34,977	—	12.50	05/15/2028	—	—
	01/31/2018 (5)	28,072	—	5.93	01/31/2028	—	—
	06/12/2017 (5)	25,136	—	1.55	06/12/2027	—	—
	02/04/2017 (5)	64,265	—	1.55	02/04/2027	—	—

Steven M. Pieper	01/31/2025 (2)	—	—	—	—	185,000	1,452,250
	01/31/2025 (3)	—	300,000	3.56	02/28/2028	—	—
	01/31/2024 (2)	—	—	—	—	300,000	2,355,000
	01/31/2023 (2)	—	—	—	—	250,000	1,962,500
	12/10/2020 (4)	27,891	—	4.09	12/10/2030	—	—
	01/31/2020 (4)	12,500	—	6.37	01/31/2030	—	—
	01/31/2018 (5)	14,036	—	5.93	01/31/2028	—	—

Kevin. McCulloch	01/31/2025 (2)	—	—	—	—	185,000	1,452,250
	01/31/2025 (3)	—	500,000	3.56	02/28/2028	—	—
	08/01/2024 (2)	—	—	—	—	100,000	785,000
	08/01/2024 (3)	—	200,000	2.43	09/01/2026	—	—
	01/31/2024 (2)	—	—	—	—	333,333	2,616,664
	01/31/2023 (2)	—	—	—	—	100,000	785,000
	12/10/2020 (6)	92,667	—	4.09	12/10/2027	—	—
	08/26/2020 (7)	80,000	—	3.94	08/26/2030	—	—

Beth P. Hecht	01/31/2025 (2)	—	—	—	—	185,000	1,452,250
	01/31/2025 (3)	—	300,000	3.56	02/28/2028	—	—
	01/31/2024 (2)	—	—	—	—	500,000	3,925,000
	01/31/2023 (2)	—	—	—	—	116,666	915,828
	08/26/2020 (7)	150,000	—	3.94	08/26/2030	—	—
	01/31/2019 (4)	32,500	—	13.88	01/31/2029	—	—
	10/05/2018 (4)	3,826	—	19.00	10/05/2028	—	—
	05/15/2018 (5)	65,295	—	12.50	05/15/2028	—	—
	01/31/2018 (5)	30,879	—	5.93	01/31/2028	—	—

Anh T. Nguyen	02/24/2025 (2)	—	—	—	—	300,000	2,355,000
	02/24/2025 (3)	—	150,000	3.76	03/24/2028	—	—
(1) The amount represents the number of shares underlying the unvested RSUs multiplied by the value of a share of our common stock on December 31, 2025, the last business day of the fiscal year, which was $7.85 per share.
(2) This RSU award was granted pursuant to the Xeris Pharmaceuticals, Inc.'s 2018 Stock Option and Incentive Plan, or 2018 Plan, and vests in three substantially equal annual installments commencing on each of the first three anniversaries following the vesting comment date, in all cases subject to the grantee’s continuous service to us through each vesting date.

(3) These SARs were granted pursuant to the 2018 Plan. The SARs will vest in full on the second anniversary of the grant date and settle in cash.
(4) The equity award was granted pursuant to our 2018 Plan. The shares subject to each option award vest with respect to 25% of the shares subject to the option on the one-year anniversary of the applicable vesting commencement date and thereafter the remaining shares subject to each option vest in 36 equal monthly installments, in all cases subject to the grantee’s continuous service to us through each vesting date.
(5) The equity award was granted pursuant to Xeris Pharmaceuticals, Inc.'s 2011 Stock Option Issuance Plan, or 2011 Plan. The shares subject to each option award vest with respect to 25% of the shares subject to the option on the one-year anniversary of the applicable vesting commencement date and thereafter the remaining shares subject to each option vest in 36 equal installments, in all cases subject to the optionee’s continuous service to us through each vesting date.
(6) The equity award was granted pursuant to our 2018 Plan. The shares subject to this option vested with respect to 50% of the shares upon the first anniversary of the vesting commencement date and the remaining 50% of the shares upon the two-year anniversary of the vesting commencement date.
(7) The equity award was granted pursuant to our 2018 Plan. The shares subject to this option vested with respect to 50% of the shares upon the first anniversary of the vesting commencement date, 25% of the shares upon the 18-month anniversary of the vesting commencement date, and the remaining 25% of the shares upon the two-year anniversary of the vesting commencement date.

Option Exercises and Stock Vested in Fiscal 2025
The following table shows for the fiscal year ended December 31, 2025, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John Shannon	96,070	543,386	368,806	1,399,621
Steven M. Pieper	—	—	257,407	918,099
Kevin McCulloch	—	—	277,915	1,067,440
Beth P. Hecht	—	—	265,344	946,773
Anh T. Nguyen	—	—	—	—
(1) The value realized on exercise of stock option awards is based on the difference between the closing market price of our common stock on the exercise date and the exercise price multiplied by the number of shares acquired upon exercise.
(2) Amounts in this column represent RSUs that vested in 2025. The value realized on vesting of stock award unit awards is based on the closing market price of our common stock on the vesting date of such units.

OVERVIEW OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS
Employment Agreements
We have entered into employment agreements with each of our NEOs. These employment agreements provide for “at will” employment. The material terms of these employment agreements with our named executive officers are described below. The terms “cause,” “material change” and "change in control" used in each existing employment agreement are defined in each employment agreement.

Each employment agreement sets forth the initial terms and conditions of each executive’s employment with us, including base salary, target annual bonus opportunity, and standard employee benefit plan participation. Salary information and the target amount of the incentive bonus are described in greater detail beginning on page 31 in the CD&A. The amount of any incentive bonus and the form of payment (cash, equity, or some combination of the two) are at the discretion of the board of directors or the Compensation Committee.

The employment agreement with each NEO requires the NEO to maintain the confidentiality of the Company’s proprietary information, provides that all work product discovered or developed by the NEO in the course of the NEO’s employment belongs to the Company, and contains other restrictive provisions.

If a currently employed NEO’s employment is terminated without “cause” or the NEO leaves the Company for “good reason”, the NEO may receive a lump sum separation payment pursuant to the employment agreements. The amount of these payments is more specifically described in the section “Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control
The employment agreements with each of Messrs. Pieper and McCulloch, Dr. Nguyen, and Ms. Hecht provides that, in the event that executive’s employment is terminated by us without “cause” or executive resigns for “good reason,” subject to the execution and effectiveness of a separation agreement containing, among other provisions, a general release of claims, confidentiality, return of property, non-disparagement and reaffirmation of certain restrictive covenants such as non-solicitation and non-compete covenants, executive will be entitled to receive (i) an amount equal to (x) 1.25 times the sum of executive’s base salary plus executive’s annual target bonus if such termination is not within 12 months of a “change in control” or (y) 1.5 times the sum of executive’s base salary plus executive’s annual target bonus if such termination is within 12 months after a “change in control,” (ii) a prorated annual target bonus, and (iii) reimbursement of COBRA premiums for health benefit coverage for executive in an amount equal to the monthly employer contribution that we would have made to provide health insurance to executive had executive remained employed with us for up to 15 months (or 18 months if termination is within 12 months after a “change in control”). The payments in clauses (i) and (iii) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 15 months (or, in the case of clause (i), if within 12 months after a “change in control”, in one lump sum) paid or begin to be paid within 60 days after the date of termination and the payment in clause (ii) shall be paid on the date the Company pays annual incentive compensation to its executives but in any event no later than March 15 of the year following the year in which the termination occurs.

The employment agreement with Mr. Shannon provides that, in the event that executive’s employment is terminated by us without “cause” or executive resigns for “good reason,” subject to the execution and effectiveness of a separation agreement containing, among other provisions, a general release of claims, confidentiality, return of property, non-disparagement and reaffirmation of certain restrictive covenants such as non-solicitation and non-compete covenants, executive will be entitled to receive (i) an amount equal to (x) 1.5 times the sum of executive’s base salary plus executive’s annual target bonus if such termination is not within 12 months of a “change in control” or (y) 2 times the sum of executive’s base salary plus executive’s annual target bonus if such termination is within 12 months after a “change in control,” (ii) a prorated annual target bonus, and (iii) reimbursement of COBRA premiums for health benefit coverage for executive in an amount equal to the monthly employer contribution that we would have made to provide health insurance to executive had executive remained employed with us for up to 18 months (or 18 months if termination is within 12 months after a “change in control”). The payments in clauses (i) and (iii) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 15 months (or, in the case of clause (i), if within 12 months after a “change in control”, in one lump sum) paid or begin to be paid within 60 days after the date of termination and the payment in clause (ii) shall be paid on the date the Company pays annual incentive compensation to its executives but in any event no later than March 15 of the year following the year in which the termination occurs.

In addition, if within 12 months following a “change in control,” executive is terminated by us without “cause” or executive resigns for “good reason,” executive will be entitled to up to three months of outplacement services and all time-based stock options and other time-based stock-based awards held by executive will accelerate and vest immediately and the post-termination exercise period with respect to any vested stock options shall be extended to the earlier of the expiration date of such options or 24 months following the termination date. In the event executive’s employment is terminated for any reason, executive will be entitled to any base salary earned through the date of termination, unpaid expense reimbursements, unused vacation that accrued through the date of termination and any vested benefits executive may have under any employee benefit plan of the Company through the date of termination.

The following table summarizes the estimated payments and benefits that would be payable to our NEOs as of December 31, 2025, in the event of the various circumstances that would trigger payments or provision of benefits under arrangements between the Company’s NEOs that are described above.

Name	Triggering Event(1)	Cash Severance	Pro rata Bonus	Restricted Stock Units	SARs	Healthcare Benefits	Other Perquisites(2)	Total
John Shannon	Non-CIC Termination	$1,122,000	$729,300	$—	$—	$57,317	$—	$1,908,617
	CIC Termination	$1,496,000	$972,400	$13,475,828	$4,200,000	$57,317	$3,912	$20,205,457
Steven M. Pieper	Non-CIC Termination	$634,259	$285,416	$—	$—	$45,075	$—	$964,750
	CIC Termination	$761,111	$342,500	$4,317,500	$1,287,000	$54,090	$3,912	$6,766,113
Kevin McCulloch	Non-CIC Termination	$682,500	$341,250	$—	$—	$25,856	$—	$1,049,606
	CIC Termination	$819,000	$409,500	$4,186,664	$3,229,000	$31,027	$3,912	$8,679,103

Beth P. Hecht	Non-CIC Termination	$648,936	$292,021	$—	$—	$32,063	$—	$973,020
	CIC Termination	$778,724	$350,426	$4,840,828	$1,287,000	$38,475	$3,912	$7,299,365
Anh T. Nguyen	Non-CIC Termination	$600,000	$270,000	$—	$—	$30,104	$—	$900,104
	CIC Termination	$720,000	$324,000	$2,355,000	$613,500	$36,124	$3,912	$4,052,536
(1) “Non-CIC Termination” means a termination without cause or a resignation for good reason that occurs outside of the 12-month period on or following a change in control. A “CIC Termination” means a termination without cause or a resignation for good reason that occurs on or within 12 months following a change in control.
(2) Other perquisites consist of outplacement services for up to three months.
In the event an NEO’s employment or service is terminated as a result of death or disability, subject to the board of directors' discretion, any unvested equity awards will automatically be forfeited. The Company has no further obligation to the NEO other than the obligation to pay any unpaid base salary and unused vacation accrued through the termination date. If the NEO dies while he or she is a service provider to the Company (or within three months after the date on which the NEO ceases to be a service provider), vested and exercisable options may be exercised by the NEO’s estate for one year following the NEO’s death (or until the end of the original term of the option, if earlier). If the NEO becomes disabled while he or she is a service provider to the Company, vested and exercisable options may be exercised by the NEO for a period of one year after the NEO ceases to be a service provider due to a disability (or until the end of the original term of the option, if earlier).
Pay versus Performance
The following table sets forth the compensation for our Principal Executive Officer (PEO) and the average compensation for our other non-PEO named executive officers, both as reported in our 2025 Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC rules, for each of 2025, 2024, 2023, 2022, and 2021. The table also provides information on our cumulative total shareholder return (“TSR”), the cumulative TSR of our peer group, net income, and revenue.

Year (1) (a)	Summary Compensation Table Total for Current PEO (2) (b)	Compensation Actually Paid to Current PEO (3) (c)	Summary Compensation Table Total for Former PEO (2) (d)	Compensation Actually Paid to Former PEO (3) (e)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (2) (f)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (3) (g)	Value of Initial Fixed $100 Investment Based on:		Net Income (in thousands) (j)	Total Revenue (in thousands) (k)
							Total Shareholder Return 10-K Item 5 (4) (h)	Peer Group Total Shareholder Return 10-K Item 5 (5) (i)
2025	$5,042,584	$11,993,467	$—	$—	$2,010,246	$4,452,415	$159.55	$124.75	$554	$291,845
2024	$3,827,109	$5,578,059	$6,826,608	$8,458,416	$2,025,711	$2,873,702	$68.90	$93.49	$(54,836)	$203,070
2023	$—	$—	$2,136,766	$3,455,757	$1,327,426	$2,034,808	$47.76	$94.03	$(62,255)	$163,914
2022	$—	$—	$2,805,599	$1,018,796	$1,400,390	$738,045	$27.03	$89.90	$(94,660)	$110,248
2021	$—	$—	$3,764,134	$2,287,646	$1,650,917	$989,034	$59.55	$100.02	$(122,725)	$49,950
(1) Mr. Edick served as our former Chief Executive Officer, during 2023, 2022, and 2021, until he resigned from such position effective August 1, 2024. Mr. Shannon has served as our Chief Executive Officer since August 1, 2024. Previously he served as President and Chief Operating Officer from October 2021 to August 2024. The Other NEOs reflected in columns (f) and (g) above represent the following individuals for each of the years shown:
2025 – Steve Pieper, Kevin McCulloch, Beth Hecht, and Anh Nguyen
2024 – Steve Pieper, Kevin McCulloch, Beth Hecht, and Ken Johnson
2023 – Steve Pieper, John Shannon, Beth Hecht, and Ken Johnson
2022 – John Shannon and Beth Hecht
2021 – John Shannon, Beth Hecht, and Barry Deutsch

Biographical information for each of these individuals and their positions can be found above, or in the proxy statement for the year upon which compensation was reported, under the heading “Executive Officers.”
(2) The dollar amounts reported in column (b) and column (d) are the amounts of total compensation reported for Mr. Edick and Mr. Shannon, respectively, for each corresponding year in the “Total” column of the Summary Compensation Table. The dollar amounts reported in column

(f) represent the average of the amounts reported for the Company’s Other NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. Refer to “Summary Compensation Table.”
(3) The dollar amounts reported in column (c) and column (e) represent the amount of “compensation actually paid” to Mr. Edick and Mr. Shannon, respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts reported in column (g) represent the average amount of “compensation actually paid” to the Other NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our current PEO, our former PEO, or the Other NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to our PEOs’ and the Other NEOs’ total compensation for each year to determine the compensation actually paid for the relevant year.

Fiscal Year	2025	2024		2023	2022	2021
	Current PEO	Current PEO	Former PEO	Former PEO	Former PEO	Former PEO
Summary Compensation Table Total for PEO ($)	$5,042,584	$3,827,109	$6,826,608	$2,136,766	$2,805,599	$3,764,134
Minus Grant Date Fair Value of Equity Awards in Summary Compensation Table ($)	(3,686,615)	(2,761,537)	(4,228,969)	(930,000)	(1,686,000)	(2,495,720)
Plus Value, as of Fiscal Year End, of Equity Awards Granted During the Fiscal Year That Were Outstanding and Unvested at Fiscal Year End ($)	6,280,000	3,857,964	5,085,000	1,762,500	798,000	1,291,664
Plus Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards That Were Granted in Previous Fiscal Years ($)	4,088,330	606,666	729,498	511,614	(606,213)	(330,608)
Plus Change in Fair Value, Between the Vesting Date and the End of the Prior Fiscal Year, of Equity Awards Granted in Prior Years that Vested in the Year ($)	269,168	47,857	46,279	(25,123)	(292,590)	58,176
Compensation Actually Paid to PEO ($)	$11,993,467	$5,578,059	$8,458,416	$3,455,757	$1,018,796	$2,287,646

Fiscal Year	2025		2024	2023	2022	2021
Average Summary Compensation Table Total for Non-PEO NEOs ($)	$2,010,246		$2,025,711	$1,327,426	$1,400,390	$1,650,917
Minus Grant Date Fair Value of Equity Awards in Summary Compensation Table ($)	(1,215,051)		(1,295,756)	(604,500)	(667,375)	(702,733)
Plus Value, as of Fiscal Year End, of Equity Awards Granted During the Fiscal Year That Were Outstanding and Unvested at Fiscal Year End ($)	1,677,938		1,794,182	1,145,625	315,875	293,000
Plus Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards That Were Granted in Previous Fiscal Years ($)	1,895,499		324,133	170,690	(213,426)	(141,228)
Plus Fair Value as of Vesting Date of Equity Awards That Were Granted and Vested in the Year ($)	—		—	—	—	90,850
Plus Change in Fair Value, Between the Vesting Date and the End of the Prior Fiscal Year, of Equity Awards Granted in Prior Years that Vested in the Year ($)	83,783		25,432	(4,433)	(97,419)	(201,772)
Compensation Actually Paid to Non-PEO NEOs ($)	$4,452,415		$2,873,702	$2,034,808	$738,045	$989,034

(4) Represents the cumulative total return on $100 invested in the Company’s common stock as of the last day of public trading of the Company’s common stock in fiscal year 2021 through the last day of public trading of the Company’s Common Stock in the applicable fiscal year for which the cumulative total return is reported. The Company did not pay dividends for any of 2025, 2024, 2023, 2022, or 2021.
(5) Represents the weighted cumulative total return on $100 invested as of the last day of public trading in fiscal year 2021 through the last day of public trading in the applicable fiscal year for which the cumulative total return is reported, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Nasdaq Biotechnology Index for all four fiscal years disclosed, which is the same peer group used in our Annual Report on Form 10-K for each of these years for purposes of Item 201(e) of Regulation S-K. The return of this index is calculated assuming reinvestment of dividends during the period presented.

Analysis of the Information Presented in the Pay Versus Performance Table
Our compensation program is designed to attract and retain executives whose talents and contributions sustain long-term growth by aligning their interests with the drivers of stockholder returns and supporting their achievement of our business goals. We consider several performance measures designed to incentivize executives to accomplish these objectives, many of which are not presented in the pay versus performance table. The charts and descriptions below explain the relationship between the columns presented in the pay versus performance table.
Company TSR vs. Peer TSR vs. Compensation Actually Paid
The following graph illustrates the relationship between (i) Company TSR, (ii) Peer Group TSR and (iii) compensation actually paid to our PEO and non-PEO named executive officers for the measurement periods ending on December 31 of each of 2025, 2024, 2023, 2022 and 2021, respectively.
Compensation Actually Paid vs. Net Income
The following graph illustrates the relationship between (i) compensation actually paid to our PEO and non-PEOs and (ii) our net income for the fiscal years ended on December 31, 2025, 2024, 2023, 2022, and 2021:

Compensation Actually Paid vs. Total Revenue
The following graph illustrates the relationship between (i) compensation actually paid to our PEO and non-PEOs and (ii) total revenue for the fiscal years ended on December 31, 2025, 2024, 2023, 2022, and 2021:
Most Important Performance Measure
As required by Item 402(v) of Regulation S-K, we have identified the following financial performance measures as being the most important in linking actual compensation paid to executives to our performance.
•Total Revenue
•Operating expenses (excluding cost of goods sold and amortization of intangible assets)
•Cash, cash equivalents, and short-term investments
CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we have calculated the ratio of the annual total compensation of our current principal executive officer to the annual total compensation of our median employee. As of the last day of fiscal 2025, the principal executive officer of Xeris was our Chief Executive Officer, Mr. John Shannon. For 2025, the annual total compensation of Mr. Shannon (inclusive of the period during which he served as our President and Chief Operating Officer) was $5,042,584 and the annual total compensation of our median employee was $232,022 resulting in a pay ratio of approximately 21.73:1.

We identified the median employee as of December 31, 2025 by (i) aggregating for each applicable employee (A) annual base pay as reported in Form W-2 for permanent employees (or hourly rate multiplied by 2025 annual work schedule, for hourly employees), (B) overtime received during 2025, (C) the bonus or commissions awarded for 2025 performance, and (D) the estimated grant date fair value for all employee equity grants in 2025, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees of Xeris, excluding Mr. Shannon. As of December 31, 2025, we had 435 employees other than Mr. Shannon, all of whom were included in our pay ratio analysis.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Practices Related to the Grant of Certain Equity Awards

In accordance with Item 402(x)of Regulation S-K, we are providing information regarding our practices related to the grant of stock options, stock appreciation rights, or similar option-like instruments close in time to the release of material non-public information. It is not our policy to time the release of material nonpublic information for the purpose of affecting the value of executive compensation or to take material nonpublic information into account when determining the timing and terms of such awards. Although we do not have a formal policy with respect to the timing of our equity award grants, our board of directors or Compensation Committee has historically granted such awards on a predetermined annual schedule, which includes annual equity awards granted in January of each year. Equity grants may also be made on other dates in connection with new hires, promotions, or similar events. .

The grant date of SARs to Dr. Nguyen was scheduled in connection with the hiring of Dr. Nguyen effective February 24, 2025, but on the same day we filed a Current Report on Form 8-K reporting the retirement of Dr. Kenneth Johnson, our former Senior Vice President, Global Development and Medical Affairs, and appointment of Dr. Nguyen on February 24, 2025. In accordance with the requirements of the SEC, the following table discloses additional information with respect to the stock appreciation rights that we awarded to Dr. Nguyen on February 24, 2025.

Name	Grant Date	Number of Securities Underlying the Award	Exercise Price of the Award ($/Sh)	Grant Date Fair Value of the Award(1)
Percentage Change in the Closing Market Price of the Securities Underlying the Award Between the Trading Day Ending Immediately Prior to the Disclosure of Material, Nonpublic Information and the Trading Day Beginning Immediately following the Disclosure of Material, Nonpublic Information (%)(2)

(a)	(b)	(c)	(d)	(e)	(f)
Anh T. Nguyen	2/24/2025	150,000	3.76	$218,945	1.86

(1)    The amount reported in this column reflects the grant date fair value of the stock appreciation right as determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements in accordance with ASC 718. For a discussion of the assumptions and methodologies used to value the award, please see the discussion of option awards contained in the notes to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 2, 2026.
(2)    Represents the percentage change in the closing price of our common stock between the trading day ending immediately prior to the disclosure of material nonpublic information (a closing price of $3.76 on February 24, 2025) and the trading day beginning immediately following the disclosure of material nonpublic information (a closing price of $3.83 on February 28, 2025). We have assumed for purposes of this table that the Form 8-K filed with the SEC on the grant date as including material nonpublic information for purposes of this table.

Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information as of December 31, 2025 with respect to the shares of our common stock that may be issued under our existing equity compensation plans, consisting of the 2011 Plan, the 2018 Plan, the 2018 ESPP, the Xeris Pharmaceuticals Inc. Equity Inducement Plan, or the Inducement Plan, Strongbridge Biopharma plc 2015 Equity Compensation Plan, or the Strongbridge 2015 Plan, the Strongbridge Biopharma plc Non-Employee Director Equity Compensation Plan, or the Strongbridge Director Plan, and the Strongbridge Biopharma plc 2017 Inducement Plan, or the Strongbridge Inducement Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (5)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by stockholders (1)(2)	14,921,070	$5.39	6,668,797
Equity compensation plans not approved by stockholders (3)(4)	3,900,127	$5.95	954,907
Total	18,821,197	$5.54	7,623,704
(1) Includes the following plans: our 2011 Plan, 2018 Plan and 2018 ESPP.
(2) Excludes 6,648,616 additional shares of common stock that may be issued pursuant to our 2018 Plan pursuant to an automatic annual increase effective on January 1, 2026.
(3) Includes the following plans: the Strongbridge 2015 Plan, the Strongbridge Director Plan, the Strongbridge Inducement Plan, or the Strongbridge Plans, and our Inducement Plan. Awards under the Strongbridge Plans were assumed in the Strongbridge acquisition, and the shares remaining available for issuance under the Strongbridge 2015 Plan and Strongbridge Inducement Plan were assumed and may be used for individuals eligible to receive awards thereunder pursuant to Rule 5635(c)(3) of the Nasdaq Listing Rules. Our Inducement Plan was adopted without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. We initially reserved 750,000 shares of common stock for the issuance of awards under the Inducement Plan. For more information about the Strongbridge Plans and the Inducement Plan, please see the notes to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 2, 2026.
(4) On February 28, 2024, our board of directors approved (i) an amendment to the Inducement Plan to increase the number of shares of common stock reserved and available for issuance under the Inducement Plan by 1,380,762 shares of common stock and (ii) an amendment to the Strongbridge Inducement Plan to reduce the number of shares of common stock reserved and available for issuance under the Strongbridge Inducement Plan by 1,380,762 shares. These additional 1,380,762 shares of common stock were registered with the SEC on March 6, 2024.
(5) Since RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculations.
As of December 31, 2025, a total of 6,668,979 shares of our common stock have been reserved for future issuance pursuant to the 2018 Plan, which number excludes the 6,648,616 shares that were added to the plan as a result of the automatic annual increase on January 1, 2026. The 2018 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2019, by 4% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by the Compensation Committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2018 Plan and the 2011 Plan will be added back to the shares of common stock available for issuance under the 2018 Plan. The Company no longer makes grants under the 2011 Plan and the Strongbridge Director Plan. As of December 31, 2025, a total of 5,904,402 shares of our common stock have been reserved for issuance pursuant to the 2018 ESPP. As of December 31, 2025, a total of 733,531 shares of our common stock have been reserved for future issuance of awards under the Inducement Plan. On February 28, 2024, our board of directors approved (i) an amendment to the Inducement Plan to increase the number of shares of Common Stock reserved and available for issuance under the Inducement Plan by 1,380,762 shares of Common Stock and (ii) an amendment to the Strongbridge Inducement Plan to reduce the number of shares of Common Stock reserved and available for issuance under the Strongbridge Inducement Plan by 1,380,762 shares. These additional 1,380,762 shares of Common Stock were registered with the SEC on March 6, 2024.

PRINCIPAL STOCKHOLDERS
The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of April 14, 2026 by:
•each of our directors and director nominees;
•each of our named executive officers;
•all of our directors and executive officers as a group; and
•each person, or group of affiliated persons, who is known by us to be a beneficial owner of greater than 5.0% of our common stock.
The column entitled “Shares Beneficially Owned” is based on a total of 172,625,762 shares of our common stock outstanding as of April 14, 2026.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options or RSUs that are currently exercisable or exercisable within 60 days of April 14, 2026 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Xeris Biopharma Holdings, Inc., 1375 West Fulton Street, Suite 1300, Chicago, Illinois 60607.

	Shares Beneficially Owned
	Number	Percentage
5% Stockholders
The Vanguard Group (1)	11,186,677	6.48%
BlackRock, Inc. (2)	10,011,391	5.80%

Directors and Named Executive Officers
John Shannon (3)	1,747,292	1.01%
Steven Pieper (4)	993,121	*
Kevin McCulloch (5)	1,368,032	*
Beth Hecht (6)	997,714	*
Anh Nguyen (7)	80,941	*
BJ Bormann (8)	229,606	*
Jeffrey Sherman (9)	374,414	*
Marla Persky (10)	235,476	*
Dawn Halkuff (11)	207,516	*
John Johnson (12)	905,413	*
Garheng Kong (13)	352,874	*
James Brady (14)	22,500	*
All current executive officers and directors as a group (12 persons)	7,514,899	4.35%
* less than one percent.
(1)Based solely on a Schedule 13G/A filed with the SEC on January 30, 2026 by The Vanguard Group, or Vanguard. Vanguard reports no sole voting nor dispositive power and shared voting power with respect to 1,339,227 shares and shared dispositive power with respect to 11,186,677 shares. The principal business address of Vanguard is 100 Vanguard Blvd. Malvern, PA 19355. In a Schedule 13G/A filed by Vanguard on March 27, 2026, Vanguard subsequently reported that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by various Vanguard subsidiaries and/or business divisions. Vanguard also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with Vanguard will report beneficial ownership separately (on a disaggregated basis).
(2)Based solely on a Schedule 13G filed with the SEC on January 26, 2024 by BlackRock, Inc., or Blackrock. BlackRock reports sole voting power with respect to 9,927,420 shares and sole dispositive power with respect to 10,011,391 shares. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(3)Consists of (i) 1,507,143 shares of common stock and (ii) 240,149 shares of common stock underlying options exercisable within 60 days of April 14, 2026.

(4)Consists of (i) 980,621 shares of common stock and (ii) 12,500 shares of common stock underlying options exercisable within 60 days of April 14, 2026.
(5)Consists of (i) 1,219,263 shares of common stock, (ii) 123,769 shares of common stock underlying options exercisable within 60 days of April 14, 2026, and (iii) 25,000 shares of common stock held by Mr. McCulloch's spouse, or Spouse Shares.. Mr. McCulloch disclaims beneficial ownership of the Spouse Shares and this shall not be deemed an admission that he is the beneficial owner of such shares.
(6)Consists of (i) 715,214 shares of common stock and (ii) 282,500 shares of common stock underlying options exercisable within 60 days of April 14, 2026.
(7)Consists of 73,730 shares of common stock. Dr. Nguyen does not own any shares of common stock issuable upon the exercise of options exercisable within 60 days of April 14, 2026. Consists of 3,710 shares and 3,501 shares of common stock held by Dr. Nguyen's children in separate IRA accounts for which the he serves as a custodian.
(8)Consists of (i) 92,500 shares of common stock and (ii) 137,106 shares of common stock underlying options exercisable and RSUs vesting within 60 days of April 14, 2026.
(9)Consists of (i) 169,188 shares of common stock and (ii) 199,826 shares of common stock underlying options exercisable and RSU vesting within 60 days of April 14, 2026, and (iii) 5,400 shares of common stock held by the Jeffrey Sherman Living Trust U/A DTD 03/21/2001 or 2001 Trust Shares. Mr. Sherman disclaims beneficial ownership of the 2001 Trust Shares and this shall not be deemed an admission that he is the beneficial owner of the 2001 Trust Shares.
(10)Consists of (i) 169,188 shares of common stock, (ii) 137,106 shares of common stock underlying options exercisable and RSU vesting within 60 days of April 14, 2026, and (iii) 6,370 shares of common stock held by the Marla Susan Persky 2000 Revocable Trust or 2000 Trust Shares. Ms. Persky may be deemed to beneficially own the 2000 Trust Shares. Ms. Persky disclaims beneficial ownership of the 2000 Trust Shares and this shall not be deemed an admission that he is the beneficial owner of the 2000 Trust Shares.
(11)Consists of (i) 65,000 shares of common stock, (ii) 137,106 shares of common stock underlying options exercisable and RSU vesting within 60 days of April 14, 2026, and (iii) 5,410 shares of common stock held by the Dawn Halkuff 2017 Revocable Trust or 2017 Trust Shares. Ms. Halkuff may be deemed to beneficially own the 2017 Trust Shares. Ms. Halkuff disclaims beneficial ownership of the 2017 Trust Shares and this shall not be deemed an admission that he is the beneficial owner of the 2017 Trust Shares.
(12)Consists of (i) 648,083 shares of common stock and (ii) 257,330 shares of common stock underlying options exercisable and RSUs vesting within 60 days of April 14, 2026.
(13)Consists of (i) 164,144 shares of common stock and (ii) 188,730 shares of common stock underlying options exercisable and RSUs vesting within 60 days of April 14, 2026.
(14)Consists of 22,500 shares of common stock. Mr. Brady does not own any shares of common stock issuable upon the exercise of options exercisable within 60 days of April 14, 2026.

HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” notices of internet availability of proxy materials or other annual meeting materials with respect to two or more stockholders sharing the same address. This means that only one copy of our notice of internet availability of proxy materials or other meeting materials may have been sent to multiple stockholders in your household unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you want to receive separate copies of the notice of internet availability of proxy materials or other annual meeting materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us. You may contact us and we will promptly deliver a separate copy of any such document to you upon written or oral request to Xeris Biopharma Holdings, Inc., 1375 West Fulton Street, Suite 1300, Chicago, Illinois 60607, Attention: Corporate Secretary, telephone: 1-844-445-5704.

STOCKHOLDER PROPOSALS
A stockholder who would like to have a proposal presented at the 2027 annual meeting of stockholders, pursuant to Rule 14a-8 of the Exchange Act, must be received by us no later than December 24, 2026 in order to be included in the proxy statement relating to that meeting. However, if the date of the 2026 annual meeting of stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2026 annual meeting of stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Rule 14a-8 proposals must be delivered by mail to our principal executive offices. Stockholder proposals should be addressed to Xeris Biopharma Holdings, Inc., 1375 West Fulton Street, Suite 1300, Chicago, Illinois 60607, Attention: Corporate Secretary. We also encourage you to submit any such proposals via email to legal@xerispharma.com. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than April 5, 2027.

In addition, our bylaws require that we be given advance notice of nominations of persons for election to the board of directors and the proposal of other business to be considered by stockholders for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). For nominations or other business to be properly brought before an annual meeting in accordance with our bylaws, the stockholder must have given timely notice in writing to the Secretary of the Company and have provided the other information and satisfied the other requirements described in our bylaws. To be timely, the required notice must be in writing and received by our corporate secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is first convened more than 30 days before, or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received by the corporate secretary not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) the tenth day following the day on which public announcement of the date of such meeting is first made. For stockholder proposals to be brought before the 2027 annual meeting of stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than February 4, 2027 and no later than March 6, 2027. Stockholder proposals and the required notice should be addressed to Xeris Biopharma Holdings, Inc., 1375 West Fulton Street, Suite 1300, Chicago, Illinois 60607, Attention: Corporate Secretary.
OTHER MATTERS
Our board of directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

xeris™ BIOPHARMA

P.O. BOX 8016, CARY, NC 27512-9903

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Xeris Biopharma Holdings, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 14, 2026

Thursday, June 4, 2026 8:00 AM, Central Daylight Time

Annual Meeting to be held live via the internet - please visit www.proxydocs.com/XERS for more details.

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 8:00 AM, Central Daylight Time, June 4, 2026.

Internet:

www.proxypush.com/XERS

- Cast your vote online
- **Have your Proxy Card ready**
- Follow the instructions to record your vote

Phone:

1-866-229-1034

- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the recorded instructions

Mail:

- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Virtual:

You must register to attend, participate and/or vote at the meeting online at www.proxydocs.com/XERS

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints John Shannon and Steven M. Pieper, (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Xeris Biopharma Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, **IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATIONS.** This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

Xeris Biopharma Holdings, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ALL OF THE NOMINEES **FOR** DIRECTOR LISTED BELOW AND **FOR** PROPOSALS 2 AND 3

PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1. To elect two Class II directors to our board of directors to serve until the 2029 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal:	FOR	WITHHOLD		
1.01 Dawn Halkuff	☐	☐		FOR
1.02 John Johnson	☐	☐		FOR
	FOR	AGAINST	ABSTAIN	
2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026.	☐	☐	☐	FOR
3. To approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐	FOR
Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting will be voted on by the Named Proxies in their discretion.				

You must register to attend, participate and/or vote at the meeting online at www.proxydocs.com/XERS
Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date

Signature (if held jointly) Date